Exhibit 10.29

DEVELOPMENT AND HOST COMMUNITY AGREEMENT

BETWEEN

THE CITY OF WAUKEGAN AND

FHR-ILLINOIS, LLC

(THE TEMPORARY BY AMERICAN PLACE AND

THE AMERICAN PLACE CASINO)

DATED AS OF JANUARY 18, 2023

i

	6.7	Issuance of Permits and Certificates	29
	6.8	Completion of Construction; Site Restoration	30
	6.9	Landscaping and Tree Preservation; Lighting	31

7.		Design and Construction of Site Improvements; Performance of Work	31
	7.1	Project Site Improvements	31
	7.2	General Standards	33
	7.3	Construction Schedule; Phasing	33
	7.4	[Reserved]	33
	7.5	Engineering Services	33
	7.6	City Inspections and Approvals	33
	7.7	[Reserved]	34
	7.8	Utilities	34
	7.9	Right-of-Way Improvements	34
	7.10	Dedication and Maintenance of the Site Improvements	35
	7.11	Improvement and Maintenance Guarantees	37
	7.12	Submission of As-Built Plans	38

8.		Other Developer Obligations	38
	8.1	Developer Contributions and Payments	38
	8.2	Payment of Taxes	39
	8.3	Developer’s Additional Commitments	39
	8.4	Payment of Reimbursable Costs	40
	8.5	Statutory Basis for Fees; Default Rate	41
	8.6	Covenants Running with the Land	41
	8.7	Financing	41
	8.8	Closing Deliveries	42

9.		Representations and Warranties	43
	9.1	Representations and Warranties of Developer	43
	9.2	Representations and Warranties of the City	44

10.		Covenants	44
	10.1	Affirmative Covenants of Developer	44
	10.2	Owner’s License Application	47

	10.3	Negative Covenants of Developer	47
	10.4	Confidential Deliveries	48

11.		Default	48
	11.1	Events of Default	48
	11.2	Remedies	50
	11.3	Termination	51
	11.4	Liquidated Damages	52

12.		Transfers of Obligations	52
	12.1	[Reserved]	52
	12.2	Transfer of Direct or Indirect Interests in Developer	52
	12.3	Transfer of Real Property	52

13.		Insurance	53
	13.1	Maintain Insurance	53
	13.2	Form of Insurance and Insurers	53
	13.3	Insurance Notice	53
	13.4	Keep in Good Standing	54
	13.5	Blanket Policies	54

14.		Damage and Destruction	54
	14.1	Damage or Destruction	54
	14.2	Use of Insurance Proceeds	54
	14.3	No Termination; Substantial Casualty	55
	14.4	Condemnation	55

15.		Indemnification	56
	15.1	Indemnification by Developer	56

16.		Force Majeure	57
	16.1	Definition of Force Majeure	57
	16.2	Notice of Force Majeure	59
	16.3	Excuse of Performance	59

17.		Miscellaneous	59
	17.1	Notices	59

17.2	Waiver; Non Action or Failure to Observe Provisions of this Agreement	61
17.3	Consents	61
17.4	Construction	61
17.5	Governing Law; Venue; Submission to Jurisdiction; Service of Process	61
17.6	Complete Agreement	62
17.7	Calendar Days; Calculation of Time Periods	62
17.8	Exhibits	62
17.9	No Joint Venture	62
17.10	Severability	62
17.11	No Liability for Approvals and Inspections	63
17.12	Time of the Essence	63
17.13	Headings; Captions	63
17.14	Amendments and Addenda	63
17.15	Changes in Laws	63
17.16	Table of Contents	63
17.17	No Third-Party Beneficiaries	63
17.18	Cost of IGB Licensing, Approval, or Investigation	64
17.19	Further Assurances	64
17.20	Estoppel Certificates	64
17.21	Counterparts	64
17.22	Recording	64
17.23	Deliveries to the City	64
17.24	City Actions, Consents, and Approvals	64

DEVELOPMENT AND HOST COMMUNITY AGREEMENT

BETWEEN THE CITY OF WAUKEGAN AND FHR-ILLINOIS LLC

(THE TEMPORARY BY AMERICAN PLACE AND

THE AMERICAN PLACE CASINO)

THIS DEVELOPMENT AND HOST COMMUNITY AGREEMENT (“Agreement”) is dated as of January 18, 2023 (“Effective Date”), by and between the CITY OF WAUKEGAN, ILLINOIS, an Illinois home rule municipal corporation (“City”), and FHR-ILLINOIS LLC a Delaware limited liability company (“Developer”).

R E C I T A L S

A.Developer seeks to develop the Temporary Facility and the Permanent Facility on an approximately 41-acre land assemblage consisting of three adjacent parcels of real property located within the City (the ”Development Property”) and conduct Casino Gaming Operations thereon.
B.The Development Property consists of: (i) the approximately 31.7 acre parcel of real property commonly known as 600 Lakehurst Road, depicted and legally described in Exhibit A attached hereto and made a part hereof (“City-Owned Parcel”); and (ii) two parcels owned by Developer commonly known as 4001-4011 Fountain Square Place consisting of approximately 10 acres, depicted and legally described in Exhibit B attached hereto and made a part hereof (“10-Acre Parcel”).
C.As of the Effective Date, Developer is the fee owner of the 10-Acre Parcel and the City is the fee owner of the City-Owned Parcel. On or before the Closing Date, Developer and the City will execute a 99-year ground lease for the development, construction, operation, and maintenance of the Project (or portion thereof) on the City-Owned Parcel (“Ground Lease”).
D.On June 28, 2019, the Governor of the State of Illinois (“State”) signed into law Public Act 101-0031, which amended the Illinois Gambling Act, 230 ILCS 10/1 et seq. (the Illinois Gambling Act and all rules and regulations promulgated thereunder, each as amended from time to time, shall hereinafter be referred to as the “Act”), and authorized the Illinois Sports Wagering Act, 230 ILCS 45/25 et seq. (the Illinois Sports Wagering Act and all rules and regulations promulgated thereunder, each as amended from time to time, shall hereinafter be referred to as the “Sports Wagering Act”), to significantly expand gaming throughout the State.
E.The Act reflects the public policies of the State with regard to the operation and regulation of gaming as well as the public benefits to the State and its citizens that can result from a casino gaming project conducted in accordance with such policies by assisting economic development, promoting Illinois tourism, and increasing the amount of revenues available to the State to assist and support education and to defray State expenses.
F.The Act authorizes the issuance of an Owner’s License to conduct casino gambling in the City of Waukegan.
G.On or about July 3, 2019, the City issued its Request for Qualifications and Proposals – Casino Development and Operator (“RFQ/P”) seeking qualified casino developers/operators to construct and operate a casino to be located within the City.  On or about August 5, 2019, the Parent Company submitted its response to the RFQ/P proposing its development of the Project.

H.Under Section 7(e-5) of the Act, 230 ILCS 10/7(e-5), for an application for a Waukegan-based Owner’s License to be considered by the Illinois Gaming Board (“IGB”), the City was required to certify to the IGB that (collectively, the “(e-5) Requirements”):
i.	the applicant has negotiated with the City in good faith;
ii.	the applicant and the City have mutually agreed on the permanent location of the casino;
iii.	the applicant and the City have mutually agreed on the temporary location of the casino;
iv.	the applicant and the City have mutually agreed on the percentage of revenues that will be shared with the City;
v.	the applicant and the City have mutually agreed on any zoning, licensing, public health or other issues that are within the jurisdiction of the municipality or county; and
vi.	the City Council has passed a resolution or ordinance in support of the casino in the City.
I.Following a public hearing regarding the Project, including the (e-5) Requirements, on or about October 19, 2019, the City Council adopted Resolution 2019-R-97 certifying that the Parent Company met the (e-5) Requirements (the “Certification”).
J.On or about October 28, 2019, the Parent Company submitted the Application to the IGB for issuance of the Owner’s License for the development and operation of the Project within the City.
K.On or about December 8, 2021, the IGB determined that the Parent Company is (i) the final applicant for the Owner’s License designated for the City and (ii) preliminarily suitable to be issued the Owner’s License designated for the City.
L.At its meeting held on January 27, 2022, the IGB unanimously granted approval for the Parent Company to (i) amend its Application pending before the IGB to change the applicant thereunder from the Parent Company to Developer, a wholly-owned subsidiary of the Parent Company, on the express condition that Developer assume all agreements, obligations and commitments made by the Parent Company to the IGB, State of Illinois and City in the Application; and (ii) allow all prior actions, approvals and findings (including the finding of preliminary suitability) made by the IGB with respect to the Parent Company to be applicable, binding and transferable to Developer.
M.Pursuant to that certain Assignment and Assumption Agreement dated January 27, 2022 by and between the Parent Company and Developer, the Parent Company assigned to, and Developer accepted from the Parent Company, all rights, title and interest in and to the Project so that Developer assumes the role of the Parent Company with respect to the Project and the Application, and Developer assumed all of the Parent Company’s liabilities, duties, obligations and commitments with respect to the Application and Project.

N.The City has determined that the development, construction, operation, and maintenance of the Project by Developer on the Development Property will generate significant financial benefits for the City, its residents, and the greater Lake County region as a whole, including, without limitation, tax revenue, economic development, and increased employment opportunities.
O.The City Council has further concluded that the development and use of the Development Property pursuant to, and in accordance with, this Agreement would further enable the City to regulate the development of the Development Property for the benefit of the City and its residents.
P.Developer has agreed to execute this Agreement to provide for the development, construction, operation, and maintenance of the Project on the Development Property in compliance with this Agreement and the Approvals.

NOW, THEREFORE, in consideration of their mutual execution and delivery of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the City’s statutory and home rule powers, the Parties hereby agree as follows:

1.	Incorporation of Recitals.

The Recitals set forth above are true and correct in all material respects, form a material part of this Agreement, and are hereby incorporated by reference.

2.	Definitions.

The terms defined in this Section 2 have the meanings indicated for purposes of this Agreement.  Capitalized terms which are used primarily in a single Section of this Agreement are defined in that Section.

a.“Abandon” and “Abandonment” means the stoppage of Work on the construction of a Phase of the Project for more than one hundred twenty (120) consecutive calendar days after construction of the Phase has commenced and prior to Work on the Phase being Complete for any reason other than Force Majeure.
b.“Act” is defined in Recital D.
c.“Affiliate” means a Person, or group of Persons, that, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.
d.“Agreement” or “DHCA” means this “Development and Host Community Agreement,” including all exhibits and schedules attached hereto, as the same may be amended, addended, or otherwise modified from time to time.
e.“Application” means an application for an Owner’s License as required by the Act.

f.“Approvals” means all or any licenses, permits, approvals, consents and authorizations that Developer is required to obtain from any Governmental Authority to perform and carry out its obligations under this Agreement, including, but not limited to, an Owner’s License issued to Developer, the Development Approvals, and such other permits and licenses necessary to complete the Work, and to develop, construct, operate, and maintain the Project on the Development Property.
g.“Best Efforts” means the efforts that a reasonable commercial enterprise in the business of developing and operating first-class, regional casino projects would use, consistent with good faith business judgment, in order to achieve completion of the construction of the applicable project in a timely manner.
h.“Boutique Hotel” means the approximately 20-room five-star hotel that will be included and constructed as part of Phase 1 of the Project.
i.“Building Code” means collectively, the 2021 International Building Code (IBC); 2020 National Electrical Code (NFPA 70) – NEC; Current State of Illinois Plumbing Code as amended, 2021 International Property Maintenance Code (IPMC); State of Illinois, Energy Efficient Building Act; 2021 International Fuel Gas Code (IFGC); 2021 International Mechanical Code (IMC); 2021 International Fire Code (IFC); 2021 International Residential Code (IRC), as well as any local amendments to each code adopted by reference as set forth in Chapter 6 of the City’s Code of Ordinances, as the same may be amended from time to time.
j.“Building Commissioner” means the Building Commissioner for the City or their designee.
k.“Business Day” means all weekdays except Saturday and Sunday and those that are official legal holidays of the City, the State of Illinois, City of New York, NY, or the United States government. Unless specifically stated as “Business Days,” a reference to “days” means calendar days.
l.“Casino Gaming Operations” means any Gaming operations permitted under the Act or the Sports Wagering Act and offered or conducted at the Project pursuant to an Owner’s License, or permitted under any statutes that may be adopted in the future and offered or conducted at the Project pursuant to the Approvals by Governmental Authorities that may be required by such statutes.
m.“Casualty” means any damage or destruction (including any damage or destruction for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, affecting any or all of the Project.
n.“Casualty Restoration” means, upon a Casualty or Condemnation, the safeguarding, clearing, repair, restoration, alteration, replacement, rebuilding, and reconstruction of the damaged or remaining Project, substantially consistent with its condition before such Casualty or Condemnation, in compliance with this Agreement and, if applicable, the Ground Lease, subject to any changes in Requirements of Law that would limit the foregoing.
o.“Certification” is defined in Recital I.
p.“City” is defined in the first paragraph of this Agreement.

q.“City Council” means the corporate authorities of the City, consisting of the duly elected mayor and alderpersons.
r.“City Engineer” means the City Engineer for the City or their designee.
s.“City’s Property Tax Amount” is defined in Section 8.2.
t.“Closing Certificate” means the certificate to be delivered by Developer in the form as attached hereto as Exhibit N.
u.“Closing Conditions” is defined in Section 3.3.
v.“Closing Date” means the date on which the Closing Conditions have been satisfied.
w.“Closing Deliveries” is defined in Section 3.3.
x.“Code of Ordinances” means the City’s Code of Ordinances, as the same may be amended from time to time.
y.“Community Benefit Contribution” is defined in Section 8.1.b.
z.“Compendium of Specifications” means the City’s “Compendium of Specifications for Development Within the City of Waukegan, Illinois” as the same may be amended or replaced from time to time.
aa.“Complete” or “Completion” means the substantial completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the City for all Project Components within a Phase of the Project to which a certificate of occupancy would apply (and/or in the case of the retail and restaurant floor spaces, are completed as shells and available for leasing).
bb.“Concurrent Approvals” is defined in Section 4.4.
cc.“Condemnation” means a taking or damaging, including severance damage, of all or any part of the Development Property, the Project, or the right of possession thereof, by eminent domain, inverse condemnation, or for any public or quasi-public use under the law which may occur pursuant to the entry by a court of competent jurisdiction of a final judgment order, or by a voluntary sale of all or any part of the Development Property and/or the Project to the condemning authority, provided that, with respect to such voluntary sale, the Development Property or Project or such part thereof is then under the threat of condemnation or such sale occurs by way of settlement of a condemnation action.
dd.“Construction Completion Date (Phase 0)” means the date by which the Temporary Facility must attain Completion.
ee.“Construction Completion Date (Phase 1)” means the date by which the Permanent Facility must attain Completion.
ff.“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Includes, with correlative meanings, the terms “controlled by” and “under common control with.”

gg.“Corporation Counsel” means the appointed corporation counsel for the City.
hh.“Court” is defined in Section 17.5.
ii.“CSTM Plan” is defined in Section 6.5(a).
jj.“Damage Period” is defined in Section 11.4.
kk.“Default” means any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default under Section 11.1.
ll.“Default Rate” means a rate of interest at all times equal to the greater of (i) the rate of interest announced from time to time by Bank of America, N.A. (“B of A”), or its successors, as its prime, reference or corporate base rate of interest, or if B of A is no longer in business or no longer publishes a prime, reference or corporate base rate of interest, then the prime, reference or corporate base rate of interest announced from time to time by such local bank having from time to time the largest capital surplus, plus two percent (2%) per annum, or (ii) six percent (6%) per annum, provided, however, the Default Rate may not exceed the maximum rate allowed by applicable law.
mm.“Developer” is defined in the first paragraph of this Agreement.
nn.“Developer Payments” is defined in Section 8.5.
oo.“Development Approvals” means, collectively, the Prior Approvals, the Concurrent Approvals, and the Future Approvals.
pp.“Development Escrow Agreement” that certain agreement between the City and Developer dated as of February 28, 2022, regarding the payment of the City’s Reimbursable Costs by Developer, as the same may be amended, addended, or otherwise modified from time to time.
qq.“Development Property” is defined in Recital A.
rr.“Direct or Indirect Interest” means an interest in an entity held directly or an interest held indirectly through interests in one or more intermediary entities connected through a chain of ownership to the entity in question, taking into account the dilutive effect of the interests of others in such intermediary entities.
ss.“(e-5) Requirements” is defined in Recital H.
tt.“Effective Date” means the date listed on the cover page and preambles to this Agreement.
uu.“Entertainment Venue” means the space within the Permanent Facility to be constructed, finished and fitted out for use as a venue to host live music, theater or other entertainment events capable of seating approximately 1,500 attendees.

vv.“Escrow Agent” is defined in Section 14.4.
ww.“Event of Default” is defined in Section 11.1.
xx.“Fee Title Mortgage” means any encumbrance by way of any mortgage, assignment of leases and rents, or other instruments intended to grant an interest in and to all or any part of Developer’s fee ownership interest in the Project or the Development Property to any Person for the purpose of obtaining financing, including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings, and consolidations thereof.
yy.“Final Completion” means when (i) Work related to all Project Components comprising a Phase of the Project is Complete; and (ii) 90% of the floor space for that Phase of the Project is ready to be open to the general public for its intended use or ready to be leased to tenants.
zz.“Final Completion Date (Phase 0)” means the date by which the Temporary Facility must attain Final Completion.
aaa.“Final Completion Date (Phase 1)” means the date by which the Permanent Facility must attain Final Completion.
bbb.“Final Project Plan” means, collectively, those plans and specifications for the Project described in Section 4.2.
ccc.“Financing” means the act, process or an instance of obtaining specifically designated funds for the Project or any Phase thereof, whether secured or unsecured, including (i) issuing securities; (ii) drawing upon any existing or new credit facility; or (iii) contributions to capital by any Person.
ddd.“Finance Affiliate” means any Affiliate of Developer created to effectuate all or any portion of a Financing.
eee.“Finish Work” refers to the finishes which create the internal and external appearance of the Project.
fff.“First-Class Project Standards” means the general standards of quality for construction, maintenance, operations and customer service utilized as of the Effective Date at the Rivers Casino in Des Plaines, Illinois, taken as a whole.
ggg.“Force Majeure” is defined in Section 16.1.
hhh.“Future Approvals” is defined in Section 4.5.a.
iii.“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession for use in the United States, which are applicable to the circumstances as of the date of determination.
jjj.“Gambling Game” has the same definition as in the Act.

kkk.“Gaming” means the conduct of Gambling Games and/or Sports Wagering.
lll.“Gaming Area” means those spaces within the Project in which Gaming and Casino Gaming Operations occur.
mmm.“Gaming Authority” or “Gaming Authorities” means any agencies, authorities and instrumentalities of the City, State, or the United States, or any subdivision thereof, having jurisdiction over the Gaming or related activities and Casino Gaming Operations at the Project, including the IGB, or their respective successors.
nnn.“Governmental Authority” or “Governmental Authorities” means any federal, state, county or municipal governmental authority (including the City), including all executive, legislative, judicial and administrative departments and bodies thereof (including any Gaming Authority) having jurisdiction over Developer and/or the Project.
ooo.“Ground Lease” means that certain 99-year ground lease between the City and Developer for the City-Owned Parcel, as the same may be amended, addended, or otherwise modified from time to time.
ppp.“IGB” is defined in Recital H.
qqq.“Improvement Guarantee” is defined in Section 7.11.a.
rrr.“including” and any variant or other form of such term means “including but not limited to.”
sss.“Indemnitee” is defined in Section 15.1.a.
ttt.“Initial Temporary Facility Operation Period” is defined in Section 5.2.d.
uuu.“Late Opening Fee” is defined in Section 4.1.c.
vvv.“Leasehold Mortgage” means any encumbrance by way of mortgages, deeds of trust or other documents or instruments intended to grant an interest in real property, in the form of leasehold security, in and to all or any part of Developer’s right, title and interest in and to the Ground Lease and the leasehold estate created by the Ground Lease to any Person for the purpose of obtaining financing including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings, and consolidations thereof.
www.“Maintenance Guarantee” is defined in Section 7.11.d.
xxx.“Major Condemnation” means a Condemnation either (i) of the entire Project or the entire Development Property, (ii) Developer’s (or its successor’s or assign’s) entire leasehold estate in the City-Owned Parcel, or (iii) of a portion of the Project or the Development Property if, as a result of the Condemnation, it would be imprudent  or financially impractical to continue to operate the remaining portion of the Project or Development Property even after making all reasonable repairs and restorations.
yyy.“Material Adverse Effect” means any event, change, effect, occurrence or circumstances that, individually or in the aggregate with other events, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, operations, prospects, properties, assets, cash flows or results of operations of Developer, taken as a whole, or the ability of Developer to perform its obligations hereunder in a timely manner; provided, however, that none of the following may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any event in the United States or global economy generally, including events relating to world financial or lending markets; (ii) any changes or proposed changes in GAAP; and (iii) any hostilities, act of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, except, in the case of clauses (i), (ii) or (iii) to the extent such event(s) affect Developer, taken as a whole, in a disproportionate manner as compared to similarly situated companies.

zzz.“Material Change” means a change in the Project that: (i) substantially affects or could reasonably be expected to substantially affect the Project whether in scope, size, design or otherwise, or other obligations of the Developer as provided in this Agreement; or (ii) results in or could reasonably be expected to result in reduction in Project cost, other than by virtue of value engineering or market changes of general applicability to the costs of material or labor. Without limiting the foregoing, the addition or deletion of a Project Component from a Phase shall be deemed a Material Change.
aaaa.“Minor Condemnation” means a Condemnation that is not a Major Condemnation.
bbbb.“Mortgage” means either a Leasehold Mortgage or a Fee Title Mortgage on all or part of the Project and/or Development Property.
cccc.“Mortgagee” means the holder or secured party from time to time of a Mortgage, including holders of Mortgages on Developer’s leasehold interest in the City-Owned Parcel.
dddd.“Non-Appeal Period” is defined in Section 8.2.b.
eeee.“Operations Commencement” means when a Phase of the Project is Complete and opens for business to the general public.
ffff.“Operations Commencement Date (Phase 0)” means the date by which the Temporary Facility must attain Operations Commencement.
gggg.“Operations Commencement Date (Phase 1)” means the date by which the Permanent Facility must attain Operations Commencement.
hhhh.“Owner’s License” means an owner’s license (or, if an owner’s license has not yet been issued, a temporary operating permit) issued by the IGB pursuant to the Act authorizing the conduct of Casino Gaming Operations in the City.
iiii.“Parent Company” means Full House Resorts, Inc., a Delaware corporation and parent company of the Developer, and its successors and assigns.
jjjj.“Parties” means the City and Developer.
kkkk.“Passive Investor” means any Person owning a Direct or Indirect Interest in Developer who acquired and holds such interest in the ordinary course of business for investment purposes only, and such interest was acquired and is held not for the purpose or effect of (i) causing the election or appointment of any management member of Developer, or (ii) controlling, influencing, affecting or being involved in the business activities of Developer.

llll.“Permanent Facility” means the approximately 325,000 square foot Structure in which Gaming and Casino Gaming Operations will be conducted on the Development Property after the Operations Commencement Date (Phase 1) and all Project Components, including the Boutique Hotel and the Entertainment Venue (but excluding Phase 2), located on the Development Property that are connected with, or operated in such an integral manner as to form a part of the same operations, all of which are more specifically described on Exhibit C.
mmmm.“Permitted Construction Work Hours” means the hours between 7:00 a.m. and 8:00 p.m. local time daily, during which exterior construction, demolition, and repair work may be conducted.
nnnn.“Permitted Transfer” means those Transfers of any Direct or Indirect Interest in Developer to a Permitted Transferee.
oooo.“Permitted Transferee” means any Person who is a transferee of any Direct or Indirect Interest in Developer: (i) who, after giving effect to the Transfer, owns less than a ten percent (10%) Direct or Indirect Interest in Developer or, if the Person is a Passive Investor, after the Transfer, owns less than twenty-five percent (25%) in Developer; or (ii) resulting solely from such Person’s ownership of a Direct or Indirect Interest in a Publicly Traded Corporation; or (iii) resulting from such Person’s purchase of all or substantially all of the equity interests or assets of the Parent Company; or (iv) who is a lender to Parent Company or Developer and, in connection with providing financing to Parent Company or Developer, as applicable, for the Project takes, as collateral for any such financing, a pledge of the equity interests of Developer.
pppp.“Person” means any corporation, partnership, individual, joint venture, limited liability company, trust, estate, association, business, enterprise, proprietorship, governmental body or any bureau, department or agency thereof, or other legal entity of any kind, either public or private, and any legal successor, agent, representative, authorized assign, or fiduciary acting on behalf of any of the foregoing.
qqqq.“Phase” means a discrete portion of the Project with a defined operations commencement date.
rrrr.“Phase 0” means the Phase of the Project during which Developer will develop, construct, operate, and maintain the Temporary Facility.
ssss.“Phase 0 Engineering Plan” is defined in Section 4.3.e.
tttt.“Phase 1” means the Phase of the Project during which Developer will develop, construct, operate, and maintain the Permanent Facility.
uuuu.“Phase 1 Engineering Plan” is defined in Section 4.5.a.
vvvv.“Phase 1 Site Plans” is defined in Section 4.5.a.
wwww.“Phase 2” means the Phase of the Project that will occur after Phase 1, as further described in Section 5.4.

xxxx.“Phase 2 Hotel” means the approximately 150-key three-star hotel that may be constructed as part of Phase 2 of the Project.
yyyy.“Prior Approvals” is defined in Section 4.3.
zzzz.“Proceeds” means all amounts, compensation, sums or value paid, awarded or received for a Condemnation attributable to the Development Property or the Project, whether pursuant to judgment, the Ground Lease, this Agreement, settlement or otherwise to either City or Developer on account of a Condemnation, but excluding any compensation paid in connection with a temporary taking.
aaaaa.“Project” means, as the case may be, each of, or collectively, the Temporary Facility and the Permanent Facility, along with all appurtenant and accessory buildings and improvements for each Phase, as well as any subsequent Phases approved pursuant to this Agreement as the same may be amended or appended in the future.
bbbbb.“Project Commencement Impact Payment” is defined in Section 8.1.a.
ccccc.“Project Component” means any of the following included as part of each Phase of the Project: the Gaming Area; hotels; restaurants; bars and lounges; meeting and assembly spaces; retail spaces; back of house and central plant spaces; office spaces; entertainment, recreational facilities and spa; parking; private bus, limousine and taxi parking and staging areas; the other facilities described or depicted in the Project Description (Exhibit C) or the Project Concept Plan (Exhibit D); and such other major facilities that may be added as components by addendum or amendment to this Agreement.
ddddd.“Project Concept Plan” means the documents for the design of the Project attached to this Agreement as Exhibit D, which such documents may be subject to change, alteration and/or modification as provided in Section 4.5.d.
eeeee.“Project Description” means the detailed description of the Project as set forth on Exhibit C.
fffff.“Project Milestones” is defined in Section 4.1.b.
ggggg.“Project Phasing Plan” a component of the Project Concept Plan depicting the proposed Phases of the Project as of the Effective Date.
hhhhh.“Public Improvements” means those Site Improvements that will be dedicated to, and accepted by, the City.
iiiii.“Publicly Traded Corporation” means a Person, other than an individual, to which either of the following provisions applies: the Person has one (1) or more classes of voting securities registered under Section 12 of the Securities Exchange Act of 1934, 15 U.S.C. §781; or the Person issues securities and is subject to Section 15(d) of the Securities Exchange Act of 1934, 15 U.S.C. §780(d).
jjjjj.“Qualified Lessor” means a third party who, contemporaneously with the acquisition of all or a portion of the Development Property leases all or such portion of the Development Property to the Developer in a Qualified Sale and Leaseback Transaction.

kkkkk.“Qualified Sale and Leaseback Transaction” means an arrangement in which all or any portion of the Development Property is acquired by a Qualified Lessor who contemporaneously with such acquisition leases all or such portion of the Development Property to Developer on a triple net basis and Developer remains responsible for operating the Project and paying all property taxes, insurance, and maintenance costs under terms and conditions customary for similar arrangements in the casino industry.
lllll.“Redemption Period” is defined in Section 4.1.c.
mmmmm.“Reimbursable Costs” shall have the meaning ascribed to it in, and shall be paid by Developer pursuant to and in accordance with, the provisions of the Development Escrow Agreement.
nnnnn.“Releases” means the executed releases to be delivered as part of the Closing Deliveries by Developer, its Affiliates and its other direct and indirect equity owners in substantially the same form as Exhibit O attached hereto.
ooooo.“Requirements of Law” means the Act, Sports Wagering Act, the Development Approvals, the Code of Ordinances, the Building Code, the Subdivision Ordinance, the Zoning Ordinance, and all laws, ordinances, statutes, executive orders, rules, zoning requirements and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction, operation, and maintenance of the Project including all required permits, approvals and any rules, guidelines or restrictions enacted or imposed by Governmental Authorities, but only to the extent that such laws, ordinances, statutes, executive orders, zoning requirements, agreements, permits, approvals, rules, guidelines and restrictions are valid and binding on Developer.
ppppp.“Restrictions” is defined in Section 8.6.
qqqqq.“RFQ/P” is defined in Recital G.
rrrrr.“Right-of-Way Improvements” means those specific Site Improvements to be constructed on or within the public-owned rights-of-way that are adjacent to, or in the vicinity of, the Development Property, as specifically described in Section 7.9.
sssss.“RoW Improvements Construction License” is defined in Section 7.9.
ttttt.“Shortfall Amount” is defined in Section 8.2.
uuuuu.“Site Improvements” are the on-site and off-site improvements to be made in connection with the development and construction of the Project, as provided in Section 7, including, without limitation, the Public Improvements, but specifically excluding vertical construction of the Temporary Facility and the Permanent Facility.
vvvvv.“Site Plan Approval Ordinance” is defined in Section 4.3.b.
wwwww.“Site Restoration” means site restoration and modification activities to establish a park-like setting suitable for passive outdoor recreational activities, including without limitation, demolition of partially constructed improvements and Structures, regrading, erosion control, and installation of sod or seeding.

xxxxx.“Sports Wagering” has the meaning given to such term in the Sports Wagering Act.
yyyyy.“Sports Wagering Act” is defined in Recital D.
zzzzz.“State” is defined in Recital D.
aaaaaa.“Stormwater Improvements” means the following improvements depicted on the Final Project Plan for the particular Phase: public and private storm sewers, related equipment, appurtenances, Structures, swales, and storm drainage areas installed and maintained on, or in the vicinity of, the Development Property to ensure adequate stormwater drainage and management and to collect and direct stormwater into the City’s storm sewer system.
bbbbbb.“Structure” means anything constructed or erected, the use of which requires more or less permanent location on the ground, or anything attached to something having a permanent location on the ground, but not including paving or surfacing of the ground. Structure will in all cases be deemed to include, without limitation, the Temporary Facility, the Permanent Facility, the Boutique Hotel, and the Phase 2 Hotel.
cccccc.“Subdivision Ordinance” means the Waukegan Subdivision Ordinance, codified as Appendix D to the City’s Code of Ordinances, as the same may be amended from time to time.
dddddd.“Substantial Casualty” means a Casualty that: (a) renders thirty percent (30%) or more of the Project not capable of being used or occupied; (b) requires Casualty Restoration whose cost Developer reasonably estimates in writing would exceed One Hundred Fifty Million and No/100 Dollars ($150,000,000.00); or (c) pursuant to Requirements of Law, prevents Casualty Restoration of the Project from being Restored to the same bulk, and for the same use(s), as before the Casualty.
eeeeee.“Temporary Construction Easement” is defined in Section 4.3.d.
ffffff.“Temporary Facility” means the Structure in which Casino Gaming Operations will be conducted by Developer at the Development Property during Phase 0 for such period of time as permitted by Section 5.2 and all buildings and Project Components located on the Development Property that are physically connected with, or operated in such an integral manner as to form a part of the same operation as, that Structure, all of which are more specifically described in Exhibit C.
gggggg.“Temporary Facility Operation Period” is defined in Section 5.2.d.
hhhhhh.“Term” is defined in Section 3.4.
iiiiii.“Threshold Amount” means (i) for the first property tax year occurring after the Non-Appeal Period, an amount equal to $1,200,000; and (ii) for each property tax year thereafter continuing through property tax year 2032 (taxes paid in 2033), an amount equal to the prior property tax year’s Threshold Amount multiplied by 103%.
jjjjjj.“Transfer” means (i) any sale (including agreements to sell on an installment basis), lease, assignment, transfer, pledge, alienation, hypothecation, merger, consolidation, reorganization, liquidation, or any other disposition by operation of law or otherwise, and (ii) the creation or issuance of new or additional interests in the ownership of any entity.

kkkkkk.“Transferee Assumption Agreement” means the Transferee Assumption Agreement required to be executed by any Person, other than Developer, taking a legal or equitable interest in the fee title to the Development Property or Developer’s leasehold interest under the Ground Lease, as set forth in Section 12.3 and in substantially the same form as Exhibit J.
llllll.“Work” means demolition and site preparation work at the Development Property for each Phase of the Project, and construction of the Site Improvements and Structures constituting each Phase of the Project in accordance with the Final Project Plan for such Phase and includes labor, materials and equipment to be furnished by a contractor or subcontractor.
mmmmmm.“Zoning Ordinance” means the Waukegan Zoning Ordinance, codified as Appendix A to the City’s Code of Ordinances, as the same may be amended from time to time.
3.	General Provisions.
3.1	Findings.

The City hereby finds that the development, construction, operation, and maintenance of the Project will: (i) be in the best interest of the City; (ii) contribute to the objectives of providing and preserving gainful employment opportunities for residents of the City; (iii) support and contribute to the economic growth of the City including supporting and utilizing local and small businesses, minority, women and veteran business enterprises; (iv) attract commercial and industrial enterprises, promote the expansion of existing enterprises, combat community blight and deterioration, and improve the quality of life for residents of the City and the greater Lake County region; (v) support and promote tourism in the City and the State; and (vi) provide the City with additional revenue.

3.2	Legal Effect of Agreement.

This Agreement, along with the Ground Lease, replaces the Temporary Construction Easement and that certain “Memorandum of Key Terms,” dated as of May 3, 2022 between the Parties, both of which are hereby terminated as of the Effective Date and shall have no further legal force or effect.  This Agreement, along with the Ground Lease, as both documents may be amended, addended, supplemented, or otherwise modified from time to time, shall govern the relationship between the Parties and the development, construction, operation, and maintenance of the Project on the Development Property. The provisions of this Agreement, unless terminated pursuant to the terms of this Agreement, run with and bind the Development Property and inure to the benefit of, are enforceable by, and obligate the City, Developer, and any of their respective, grantees, successors, assigns, and transferees, including all permitted successor legal or beneficial owners of all or any portion of the Development Property. The City will not have any management or oversight rights over the Project or the Development Property except those voluntarily provided in this Agreement.

3.3	Closing Conditions.

The City’s and Developer’s obligations under this Agreement are subject to and contingent upon the satisfaction of the following conditions precedent, each in form and substance reasonably satisfactory to the City (collectively, the “Closing Conditions”):

a.Delivery of the following items (the “Closing Deliveries”):
i.	From Developer:
A.	An opinion of counsel from Developer to the City covering customary organizational, due authority, conflict with other obligations, enforceability and other matters reasonably requested by the City;
B.	The Closing Certificate;
C.	The Ground Lease and Memorandum of Ground Lease executed by Developer;
D.	Evidence of payment of Developer’s due and unpaid Reimbursable Costs incurred to date, if any;
E.	Evidence of payment to the City’s Water Department for any outstanding water fees incurred during the construction of Phase 0;
F.	The Releases;
G.	Resolutions of Developer, properly certified, approving this Agreement and the Ground Lease and authority to execute same; and
H.	A certificate from Developer reasonably acceptable to City certifying that the representations and warranties of the Developer set forth in Section 9.1 are true and correct in all material respects at and as of the Closing Date as though then made.
ii.	From the City:
A.	The Ground Lease and Memorandum of Ground Lease executed by the City;
B.	Resolutions and ordinances of the City, properly certified, approving the Concurrent Approvals;
C.	Resolutions of the City, properly certified, approving this Agreement and authority to execute same;
D.	A certificate from the City reasonably acceptable to Developer certifying that the representations and warranties of the City set forth in Section 9.2 are true and correct in all material respects at and as of the Closing Date as though then made;

E.	An estoppel certificate, in form and substances reasonably satisfactory to Developer, from the “Declarant” under that certain First Amended Declaration of Protective Covenants, Conditions, Restrictions and Easement for Fountain Square of Waukegan dated as of August 27, 2005 and recorded with the Lake County Recorder on September 2, 2005 as Document Number 5853181;
F.	Title clearance documents reasonably required by Fidelity National Title Insurance Company (or its agent) in connection with the issuance of an owner’s policy of title insurance, together with the leasehold owner endorsement thereto, to Developer with respect to the Ground Lease and City-Owned Parcel; and
G.	The letter of credit Developer previously provided to the City pursuant to the Temporary Construction Easement.
b.No Default or Event of Default has occurred or is continuing hereunder.
c.No Material Adverse Effect has occurred.
3.4	Term.

The term of this Agreement commences on the Effective Date and continues until the expiration of the Owner’s License issued to Developer unless (i) sooner terminated as provided herein and except as to those provisions that by their terms survive or (ii) extended as provided in the next sentence. The term of this Agreement will automatically be extended upon any and each renewal of Developer’s Owner’s License; provided, that at the time of each extension Developer has received no written notice of an Event of Default for a Default which remains uncured or with respect to which Developer is not in the process of diligently pursuing a cure. The term of this Agreement, including any extensions thereof, is referred to as the “Term.”

4.	Project.
4.1	Overview of Project; Project Milestones.
a.Overview of Project.  Developer proposes to develop, construct, operate, and maintain the Project as described in the Project Description. To that end, Developer has prepared that certain Project Concept Plan for the Project. The Project Concept Plan includes a Project Phasing Plan which describes and depicts the projected Phases of the Project contemplated as of the Effective Date of this Agreement. As plans for subsequent phases of the Project are finalized and approved by the City, those plans shall be incorporated into the Final Project Plan and memorialized in addenda to this Agreement.
b.Project Milestones.  As further described in Sections 5.2, 5.3, and 6.4, Developer shall achieve the following milestones, as they may be amended or extended pursuant to the provisions of this Agreement (collectively, the “Project Milestones”):

i.	Phase 0 – Temporary Facility.
A.	Construction Completion Date (Phase 0): This date will occur no later than January 31, 2023; provided, however, that upon written request of Developer to the City and upon Developer showing that it is diligently pursuing construction of the Temporary Facility, the City may consent to up to two (2) three-month extensions of the Construction Completion Date (Phase 0), the first of which shall be consented to automatically by the City and any subsequent consent not to be unreasonably withheld, conditioned or delayed.
B.	Operations Commencement Date (Phase 0): This date will occur no later than three (3) months following the Construction Completion Date (Phase 0); provided, however, that upon a written showing by Developer that it is diligently pursuing Operations Commencement for Phase 0, the Operations Commencement Date (Phase 0) shall be automatically extended as is reasonably necessary for Developer to achieve Operations Commencement for Phase 0, but in no event by more than an additional one (1) month.
C.	Final Completion Date (Phase 0): This date will occur no later than three (3) months following the Construction Completion Date (Phase 0); provided, however, that upon a written showing by Developer that it is diligently pursuing Final Completion of Phase 0, the Final Completion Date (Phase 0) shall be automatically extended as is reasonably necessary for Developer to attain Final Completion for Phase 0, but in no event by more than an additional three (3) months.
ii.	Phase 1 – Permanent Facility.
A.	Construction Completion Date (Phase 1): This date will occur no later than thirty-six (36) months following the Operations Commencement Date (Phase 0); provided, however, that upon written request of Developer to the City and upon Developer showing that it is diligently pursuing construction of Phase 1 of the Project, the City may consent to up to two (2) three-month extensions of the Construction Completion Date (Phase 1), followed by one (1) two-month extension of the Construction Completion Date (Phase 1), the first of which shall be consented to automatically by the City and any subsequent consent not to be unreasonably withheld, conditioned or delayed.
B.	Operations Commencement Date (Phase 1): This date will occur no later than three (3) months following the Construction Completion Date (Phase 1); provided, however, that upon a written showing by Developer that it is diligently pursuing Operations Commencement for Phase 1, the Operations Commencement Date (Phase 1) shall be automatically extended as is reasonably necessary for Developer to achieve Operations Commencement for Phase 1, but in no event by more than an additional three (3) months.

C.	Final Completion Date (Phase 1): This date will occur no later than five (5) months following the Construction Completion Date (Phase 1); provided, however, that upon a written showing by Developer that it is diligently pursuing Final Completion of Phase 1, the Final Completion Date (Phase 1) shall be automatically extended as is reasonably necessary for Developer to attain Final Completion for Phase 1, but in no event by more than an additional three (3) months.

The Parties agree and acknowledge that the above-described Project Milestones represent the outside dates upon which Developer must achieve each such Project Milestone and, if a particular Project Component is Complete and ready to be opened to the public prior to Completion of all Project Components for a particular Phase, Developer may open such Project Component prior to Completion and opening of all other Project Components for such Phase.

c.Phase 1 Project Component Exception. Developer intends for all Phase 1 Project Components, including the Boutique Hotel and Entertainment Venue, to open simultaneously.  However, the Parties recognize that unplanned events may cause delays and require the Gaming Area of Permanent Facility to open to the public before the other Project Components of the Permanent Facility.  For each day that the Gaming Area of the Permanent Facility is open for business to the general public prior to either the Boutique Hotel or the Entertainment Venue attaining Operations Commencement, a fee equal to $750 per day (the “Late Opening Fee”) shall accrue.  If the Boutique Hotel and Entertainment Venue attain Operations Commencement within 120 days of the Gaming Area of the Permanent Facility attaining Operations Commencement (the “Redemption Period”), then the accrued Late Opening Fee shall be fully waived and reduced to zero.  If, however, the Boutique Hotel and Entertainment Venue have not attained Operations Commencement by the expiration of the Redemption Period, then the Late Opening Fee accrued for the Redemption Period shall be due and payable to the City on the Business Day immediately following expiration of the Redemption Period and, further, the Late Opening Fee shall continue to accrue for each day thereafter until the Boutique Hotel and Entertainment Venue have both attained Operations Commencement and such accrued Late Opening Fees shall be payable, in arrears, within five Business Days after the end of each calendar month until paid in full.  The Redemption Period will be extended day-for-day for any period of time Developer is awaiting permits from the City, County, or other municipal jurisdictions after timely submitting all necessary applications, plans, and fees.

4.2	Final Project Plan.

The Final Project Plan will be comprised collectively, of those plans and specifications for the Project and each of its Phases to be approved by the City Council or City staff pursuant to the Development Approvals, in accordance with Section 4 and the Requirements of Law.

a.Phase 0. The plans and related documents approved by the City Council through the adoption of the Prior Approvals constitute the Final Project Plan for Phase 0.

b.Phase 1. After adoption by the City Council of the Future Approvals, the plans and related documents approved by the City through the adoption of the Future Approvals will be the Final Project Plan for Phase 1.  Upon the date that the Future Approvals for Phase 1 and all plans and specifications for any subsequent Phase of the Project are approved, those plans and specifications will, automatically and without further action by the City Council and the Parties, be deemed to be incorporated into, and made a part of, the Final Project Plan and will replace the Project Concept Plan for that Phase.

4.3	Prior Approvals.

As of the Effective Date of this Agreement, the City has granted Developer the following Development Approvals (collectively, the “Prior Approvals”):

a.Certification Resolution. On October 19, 2019, the City Council adopted Resolution No. 19-R-97 “Certifying Full House Resort’s Proposal for a Riverboat Gaming Operation to the Illinois Gaming Board.” This Resolution confirmed Parent Company’s compliance with the IGB’s (e-5) Requirements and authorized Full House Resort’s Application for the Owner’s License to be submitted and considered by the IGB.
b.Temporary Facility (Phase 0) Site Plan Approval. On March 21, 2022, the City Council adopted Ordinance No. 22-O-29 “Granting Site Plan Approval to FHR-Illinois, LLC for the Construction and Operation of a Temporary Casino” (“Site Plan Approval Ordinance”), which granted Developer final site plan approval for the Temporary Facility and other Phase 0 Project Components subject to certain conditions and restrictions. A copy of the Site Plan Approval Ordinance is attached hereto as Exhibit E.
c.Extended Hours Authorization Resolution. On May 2, 2022, the City Council adopted Resolution No. 22-R-58, “Authorizing FHR-Illinois LLC to Operate a Temporary Casino Facility with Extended Operating Hours.” This Resolution authorizes Developer to operate the Temporary Facility 24-hours a day.
d.Temporary Construction Easement. On March 22, 2022, the City and Developer entered into that certain “Temporary Construction Easement Agreement,” recorded in the Office of the Lake County Recorder as Document No. 7893327 on April 1, 2022 (“Temporary Construction Easement”), to allow Developer to enter on the City-Owned Parcel and commence construction of the Temporary Facility, including site preparation, foundation construction, utility installation, and transportation and storage of certain construction equipment, tools, and materials.
e.Temporary Facility (Phase 0) Engineering Plan Approval. The City Engineer approved those certain Engineering Plans for the Temporary Facility and other Phase 0 Project Components, prepared by Gewalt Hamilton Associates, Inc. consisting of 21 sheets, with a latest revision date of September 20, 2022 a copy of which is attached hereto as Exhibit F (the “Phase 0 Engineering Plan”).

f.Foundation Construction Permit for Temporary Facility.  The Building Commissioner, pursuant to the rights granted Developer by the Temporary Construction Easement, issued Foundation and Footing building permits for the Temporary Facility on May 10, 2022.
g.Zoning Ordinance Amendments. On October 3, 2022, the City Council adopted Ordinance No. 22-O-174, amending Sections 8.3-9(6)(a)(6), 8.3-9(6)(b)(4), and 8.3-9(6)(b)(9) of the Waukegan Zoning Ordinance, regarding the Western Gateway Overlay District in the B2 Community Shopping District, to add “casinos” as permitted uses and adding definitions for “casino” and “helipad” to Section 13.2 of the Ordinance.
h.Code of Ordinance Amendments. On November 21, 2022, the City Council approved Ordinance Nos. 22-O-219 and 22-O-220 amending the City’s Code of Ordinances to enact, among other changes, the following:
i.	create a new “Class Q - Casino” liquor license classification for casino gaming facilities;
ii.	exclude casino gaming facilities from local regulations and taxes applicable to free-standing video gaming terminals (VGTs) authorized and operated pursuant to the Illinois Video Gaming Act (230 ILCS 40/1 et seq.);
iii.	permit Casino Gambling Operations to be conducted at a licensed facility located in the City; and
iv.	amend the City’s Sign Ordinance to accommodate Developer’s proposed electronic display sign and light projections.
4.4	Concurrent Approvals.

Concurrently with the consideration of approval and execution of this Agreement, the City will consider adoption of the following Development Approvals (collectively, the “Concurrent Approvals”):

a.Ground Lease. The City Council will consider an ordinance authorizing the City to enter into the Ground Lease with Developer for the City-Owned Parcel. This ordinance will acknowledge Developer’s option to purchase the City-Owned Parcel in accordance with the terms of the Ground Lease.
b.Liquor License Authorization. The City Council will consider one or more ordinances authorizing the creation of a Class Q - Casino liquor license and multiple Class E- Restaurant licenses to be available for issuance to Developer for the Temporary Facility.

4.5	Future Approvals.
a.Necessary City Approvals.  The Parties acknowledge and agree that: (i) the Permanent Facility is a permitted use on the Development Property under the City’s Zoning Ordinance, requiring only: (A) approval by the City Council pursuant to Section 3.12 of the City’s Zoning Ordinance of the site plans for the Permanent Facility (the “Phase 1 Site Plans”); (B) approval by the City Engineer pursuant to Section 11.2 of the City’s Subdivision Ordinance of the engineering plans depicting the Site Improvements that will be constructed in connection with the Permanent Facility (the “Phase 1 Engineering Plan”); and (C) approval by the Building Commissioner of the City’s Building Code of building permits necessary for the construction of the Permanent Facility (collectively, the Phase 1 Site Plans, the Phase 1 Engineering Plan, and such building permits are the “Future Approvals”); and (ii) as of the Effective Date, the City Council, the City Engineer, and the Building Commissioner have not yet considered, and have not granted, approval of the Phase 1 Site Plan, the Phase 1 Engineering Plan, and the building permits necessary for the construction of the Permanent Facility, respectively.
b.Permanent Facility (Phase 1) Site Plan Approval.  Developer will submit and provide to the City all necessary applications, plans, reports, and documents required by Section 3.12 of the City’s Zoning Ordinance to request and obtain site plan approval of the Phase 1 Site Plans. The City will consider such applications, plans, reports, and documents submitted by Developer to request and obtain approval of the Phase 1 Site Plans in accordance with Section 4.6.b.
c.Permanent Facility (Phase 1) Engineering Plan Approval.  Developer will submit and provide to the City all necessary applications, plans, reports, and documents required by Section 11.2 of the City’s Subdivision Ordinance to request and obtain approval of the Phase 1 Engineering Plan.  The City Engineer will consider such applications, plans, reports, and documents submitted by Developer to request and obtain approval of the Phase 1 Engineering Plan in accordance with Section 4.6.b.
d.Permanent Facility (Phase 1) Building Permit Approval.  Developer will submit and provide to the City all necessary applications, plans, reports, and documents required by the City’s Building Code to request and obtain approval of building permits necessary to construct the Permanent Facility. The Building Commissioner will consider such applications, plans, reports, and documents submitted by Developer to request and obtain approval of such building permits in accordance with Section 4.6.b.
4.6	Other Matters Related to Approvals.
a.Developer’s Obligations. As soon as practicable following the Operations Commencement Date (Phase 0), but, in any event within a reasonable time that will permit Developer to achieve the Project Milestones related to Phase 1 of the Project, Developer will use its Best Efforts to promptly apply for and pursue the Future Approvals and any other Approvals necessary to design, develop, construct, and maintain the Permanent Facility.  Developer is required to promptly furnish the City with all studies required by applicable provisions of the Code of Ordinances in connection with the Future Approvals. Until all applications for the Future Approvals have been submitted to the City, Developer is required to provide the City, from time to time upon its request, but not more often than once each calendar month following the Effective Date, a written update of the status of such applications. If any Approvals by Governmental Authorities other than the City are denied or delayed, Developer must provide prompt written notice thereof to the City, together with Developer’s written explanation as to the circumstances causing such delay or resulting in such denial and Developer’s plan to cause such Approvals to be issued promptly. Upon obtaining all necessary Approvals, Developer must develop and construct the Project in material compliance with the Development Approvals, the Final Project Plan, and this Agreement as the same may be amended or addended from time to time.

b.City’s Obligations.  In every case for which an Approval by the City is required or contemplated under this Agreement or any Requirement of Law, the City shall: (i) review and consider such Approval in good faith, expeditiously, diligently, and in accordance with all processes and procedures required by applicable Requirements of Law; and (ii) in the case of non-discretionary ministerial Approvals that, pursuant to Requirements of Law, are to be granted by City officials and employees other than the City Council after certain standards, criteria, and/or other conditions precedent have been satisfied, grant such Approvals only after Developer has reasonably demonstrated that Developer has satisfied all such standards, criteria, and/or other conditions precedent.  In the event that the City denies or does not grant any Approval, or Developer reasonably determines that the City will not grant such Approval, Developer has the right to terminate this Agreement by providing written notice to the City. In the event that the City breaches its obligations pursuant to Section 4.6.b.(i) and Section 4.6.b.(ii), Developer’s sole remedy shall be termination of this Agreement or, in the case of breaches of Section 4.6.b.(ii), the filing of a mandamus action in the 19th Judicial Circuit Court of Lake County.  In no event shall breach of Section 4.6.b.(i) and Section 4.6.b.(ii) by the City be grounds for the award of monetary damages.
c.Addenda for Material Changes. The City acknowledges and agrees that, notwithstanding specific elements of the Project Description and the Project Concept Plan, the Developer may alter the Project Description, the Project Concept Plan, the Final Project Plan, the Project and the Project Components of any Phase without approval of the City, provided, however, that any Material Change shall require the approval of the City Council in the form of a written addendum to this Agreement, which approval shall not be unreasonably withheld. Addenda for subsequent Phases of the Project will incorporate approved site plan ordinances and engineering plans for that Phase as Exhibits to the addenda. All plans for subsequent Phases adopted by addenda to this Agreement will be incorporated into the Final Project Plan.
d.Owner’s License. Developer has submitted its Application for, and is actively pursuing, an Owner’s License issued by the IGB to authorize Casino Gaming Operations in the City. As of the Effective Date, Developer has received a determination of “Preliminary Suitability” from the IGB. Developer will diligently take all necessary and commercially reasonable steps to obtain the temporary operating permit (and Owner’s License) as necessary under the Act to conduct Casino Gaming Operations.
e.Sports Wagering License. If Developer desires to conduct (or cause to be conducted) Sports Wagering at the Development Property and/or through an internet or mobile application available to Developer as a result of Developer holding an Owner’s License, Developer shall apply to IGB for issuance of a master sports wagering license under the Sports Wagering Act to authorize the conduct of Sports Wagering at the Casino and over the internet or through a mobile application as permitted by the Sports Wagering Act and diligently pursue such license.

4.7	2004 Redevelopment Agreement.

Notwithstanding anything contained in this Agreement or the Ground Lease to the contrary, as between the City and Developer and Developer’s successors and assigns, the City shall have no right to enforce the obligations of that certain Redevelopment Agreement entered into by the City and SDC Waukegan Venture, LLC dated as of August 1, 2003 as amended by that certain Amendatory and Supplemental Agreement dated as of August 27, 2005. This Section 4.7 does not limit or waive Developer’s obligations to pay the Impositions set forth in Section 5.1(B) of the Ground Lease.

5.	Use, Operations, and Maintenance of the Development Property.
5.1	General Project Restrictions.
a.Notwithstanding any use or development right that may be applicable or available pursuant to the provisions of the Code of Ordinances or the Zoning Ordinance or any other rights Developer may have, during the term of this Agreement, the Development Property may be developed, used, operated, and maintained only pursuant to, and in accordance with, the terms and provisions of this Agreement and its exhibits, including, without limitation, the development conditions set forth in Sections 5.1.b. through 5.1.d as well as in the Approvals. The development, use, maintenance or operation of the Development Property in a manner deviating from these conditions will be deemed a violation of this Agreement and Developer’s obligations hereunder.
b.So long as Gaming is permitted by law to be conducted at the Project, the principal business to be operated at the Project shall be Gaming; although accessory business activities, including, without limitation, food and beverage service, entertainment, hospitality, and retail sales will be permitted.
c.If Developer desires to conduct (or cause to be conducted) Sports Wagering at the Project and/or through an internet or mobile application available to Developer as a result of Developer holding an Owner’s License, Developer must apply to IGB for issuance of a master sports wagering license under the Sports Wagering Act to authorize the conduct of Sports Wagering at the Casino and over the internet or through a mobile application as permitted by the Sports Wagering Act and use its commercially reasonable efforts to obtain and maintain such license for so long as Sports Wagering is conducted. If Developer obtains such license, Developer must operate all Sports Wagering in accordance with the Sports Wagering Act.
d.The development, construction, operation, and maintenance of the Project on the Development Property, must, except for minor alterations to final engineering and site work approved by the City Engineer, the Building Commissioner, or the City’s Director of Planning and Zoning, as appropriate, comply and be in accordance with the following:
i.	this Agreement;
ii.	the Development Approvals applicable to the relevant Phase;
iii.	the Final Project Plan for each Phase of the Project, and all individual plans and documents of which it is comprised;

iv.	the Zoning Ordinance;
v.	the Building Code;
vi.	the Subdivision Ordinance;
vii.	the Compendium of Specifications; and
viii.	the Requirements of Law.

Unless otherwise provided in this Agreement, either specifically or in context, in the event of a conflict between or among any of the plans or documents listed as or within items (i) through (viii) of this Section 5.1, the plans or documents shall control in the priority order set forth above in items (i) through (viii) of this Section 5.1.

5.2	Operations of Temporary Facility (Phase 0).
a.[Reserved].
b.Standards of Operation.  Beginning on the Operations Commencement Date (Phase 0) and continuing to Operations Commencement Date (Phase 1), Developer agrees to diligently operate and maintain the Temporary Facility in full compliance with all material Requirements of Law, First-Class Project Standards, and the terms of this Agreement.
c.Operating Hours.  Developer covenants that, at all times following the Operations Commencement Date (Phase 0), it will, directly or indirectly: (i) continuously operate and keep open to the public for the maximum hours permitted under Requirements of Law the Gaming Area of the Temporary Facility; and (ii) continuously operate and keep open to the public during commercially reasonable hours the Project Components of the Temporary Facility other than the Gaming Area. Notwithstanding the foregoing, Developer has the right, from time to time in the ordinary course of business and without advance notice to the City, to close portions of any Project Component of the Temporary Facility: (x) for such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of Casualty, Condemnation, or Force Majeure; or (y) to respond to then-existing market conditions but only for so long as reasonable commercial practices would so require; or (z) such periods of time as may be directed by a Governmental Authority. Notwithstanding Developer’s covenants as set forth in this Section 5.2.c., Developer has the right to alter the operations of the Temporary Facility in accordance with any changes to the Act or the Sports Wagering Act.
d.Temporary Facility Operation Period.  So long as Developer is diligently pursuing Approvals for, and construction of, the Permanent Facility, Developer may conduct Casino Gaming Operations at the Temporary Facility for a period of up to twenty-four (24) months after the Operations Commencement Date (Phase 0) (such 24-month period, the “Initial Temporary Facility Operation Period”). If, pursuant to Section 7(l) of the Act, Developer shall petition the IGB to extend the Initial Temporary Facility Operation Period for a period of up to twelve (12) additional months and the IGB grants Developer’s petition, then Developer shall be permitted to conduct Casino Gaming Operations at the Temporary Facility for such extended period (the Initial Temporary Facility Operation Period, as may be extended as provided herein, the “Temporary Facility Operation Period”). In no event, however, shall Developer be permitted to conduct Casino Gaming Operations at the Temporary Facility for a period of greater than thirty-six (36) months after the Operations Commencement Date (Phase 0) unless otherwise approved by the IGB.

5.3	Operations of Permanent Facility (Phase 1).
a.[Reserved].
b.Standards of Operation.  Beginning on the Operations Commencement Date (Phase 1) and continuing during the Term, Developer agrees to diligently operate and maintain the Permanent Facility in full compliance with all material Requirements of Law, First-Class Project Standards, and the terms of this Agreement.
c.Operating Hours. Developer covenants that, at all times following the Operations Commencement Date (Phase 1), it will, directly or indirectly: (i) continuously operate and keep open to the public for the maximum hours permitted under Requirements of Law the Gaming Area of the Permanent Facility; (ii) when Complete, continuously operate and keep open for business to the general public for the maximum hours permitted under Requirements of Law, the Boutique Hotel and the parking Project Component; and (iii) operate and keep open for business to the general public all Project Components (other than the Gaming Area, the Boutique Hotel, and the parking Project Component) in accordance with commercially reasonable hours of operation. Notwithstanding the foregoing, Developer has the right from time to time in the ordinary course of business and without advance notice to City, to close portions of any Project Component of the Permanent Facility for: (x) such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of Casualty, Condemnation, or Force Majeure, or (y) to respond to then- existing market conditions but only for so long as reasonable commercial practices would so require; or (z) such periods of time as may be directed by a Governmental Authority. Notwithstanding Developer’s covenants as set forth in this Section 5.3.c., Developer has the right to alter the operations of the Permanent Facility in accordance with any changes to the Act or the Sports Wagering Act.
5.4	Construction and Operations of Subsequent Phases (Phase 2 and Beyond).

The Parties acknowledge the Project Concept Plan and Project Description include a description of Phase 2. As of the Effective Date, Phase 2 consists of Developer’s construction of the Phase 2 Hotel on the Development Property.  The Parties agree, however, that if the Developer, in consultation with the City, determines that market conditions do not warrant construction of the Phase 2 Hotel, then Developer, in consultation with the City, will consider other casino-related amenities (in lieu of the Phase 2 Hotel) to be constructed on the Development Property as Phase 2.  In any event, Developer’s investment in Phase 2 will be no less than $50 million, and Developer will commence construction of Phase 2 no later than five (5) years of the Operations Commencement Date (Phase 1).  Pursuant to Section 4.6.d., before the construction of Phase 2, Developer shall seek and the City shall consider (in accordance with their respective obligations set forth in Section 4.6.a. and Section 4.6.b.) approval of a Phase 2 site plan by the City Council and approval of a Phase 2 engineering plan by the City Engineer, which approvals and plans shall be incorporated into this Agreement through the execution of an addendum to this Agreement.

6.	Demolition and Construction of Project.
6.1	General Construction and Contracting Requirements.
a.Compliance with Plans and Approvals. Each Phase of the Project must be designed and constructed pursuant to and in accordance with this Agreement, the Final Project Plan, and the Development Approvals. All Work must be conducted promptly and in a good and diligent manner and in compliance with First Class Project Standards. All materials used for construction on the Development Property will be in accordance with the specifications for the Work to be performed. Without limiting the generality of the foregoing sentence, Developer must ensure that all materials used in the construction of the Project are of first-class quality and that the quality of the Finish Work meets or exceeds First-Class Project Standards.
b.Contracts for Work on Development Property. For contracts entered into by Developer following the Effective Date, Developer will include in every contract for Work on the Development Property terms requiring the contractor and its subcontractors to prosecute the Work diligently, and in full compliance with, and as required by or pursuant to this Agreement, the Development Approvals, and all material Requirements of Law, until the Work is properly completed, and terms providing that Developer may take over and prosecute the Work if the contractor fails to do so in a timely and proper manner.
c.City Inspections and Approvals. All Work on the Development Property will be subject to inspection and approval by City representatives at all times to the same extent as any other development project located in the City, subject to safety rules applicable to the Project and the Development Property.
d.Construction of Temporary Facility.  The Parties acknowledge and agree that the following actions occurred before the Effective Date of this Agreement: (i) the Parties entered into the Temporary Construction Easement; (ii) the City adopted the Prior Approvals and approved the Final Project Plan for Phase 0; and (iii) Developer commenced Work on the Temporary Facility pursuant to, and in accordance with, the Prior Approvals, the Final Project Plan for Phase 0, and the provisions of the Temporary Construction Easement.  As of the Effective Date, significant portions of the Work on the Temporary Facility have been completed.  Certain provisions of this Agreement related to the construction of the Project, therefore, apply only prospectively to the construction of the Permanent Facility.
6.2	Demolition of Structures.

Developer will use commercially reasonable efforts to deconstruct and remove the Phase 0 Project Components (to the extent that they are not incorporated into Phase 1) no later than one hundred eighty (180) days after the Operations Commencement Date (Phase 1). Developer will conduct all demolition Work on the Development Property in full compliance with the demolition regulations of the City and Lake County and Permitted Construction Work Hours. Developer will remove and dispose of all debris resulting from demolition activities on the Development Property in compliance with all material Requirements of Law.

6.3	Limits on Vertical Construction.

In addition to any other applicable provision of this Agreement and the Requirements of Law, after the Final Completion of the Temporary Facility, Developer may not commence any vertical construction for a particular Phase unless the City Engineer has determined that the construction of the following Site Improvements for that Phase are complete as required by this Agreement and Requirements of Law, except as may be authorized in writing by the City Engineer:

a.the Stormwater Improvements;
b.a functional water system that can deliver water to all proposed fire hydrants in the manner required by the City, as depicted on the Final Project Plan; and
c.sufficient paving and circulation Site Improvements to allow fire/EMS vehicles and personnel to access the Development Property.
6.4	Diligent Pursuit of Construction.

After commencement of construction for a Phase of the Project is authorized pursuant to this Agreement, Developer must pursue, or cause to be pursued, all required development, demolition, construction, and installation of Structures, buildings, Project Components and Site Improvements on the Development Property for that Phase in a diligent and expeditious manner, and in compliance with the applicable Development Approvals, the Final Project Plans, and material Requirements of Law. Developer will conduct all exterior construction Work on the Development Property in full compliance with the City’s Permitted Construction Work Hours.

a.Developer must Complete construction of the Temporary Facility not later than the Construction Completion Date (Phase 0), commence operation of the Temporary Facility not later than the Operations Commencement Date (Phase 0), and attain Final Completion for the Temporary Facility not later than the Final Completion Date (Phase 0). Upon the occurrence of an event of Force Majeure, the Construction Completion Date (Phase 0), Final Completion Date (Phase 0), and the Operations Commencement Date (Phase 0), shall each be extended on a day-for-day basis but only for so long as the event of Force Majeure is in effect.
b.Developer shall Complete construction of the Permanent Facility not later than the Construction Completion Date (Phase 1), commence operation of the Permanent Facility not later than the Operations Commencement Date (Phase 1) and attain Final Completion of the Permanent Facility not later than the Final Completion Date (Phase 1). Upon the occurrence of an event of Force Majeure, the Construction Completion Date (Phase 1), the Operations Commencement Date (Phase 1), and Final Completion Date (Phase 1) shall each be extended on a day-for-day basis but only for so long as the event of Force Majeure is in effect. The Permanent Facility may not commence operations until all Site Improvements for Phase 1 have been completed in accordance with Final Project Plans for Phase 1 and the Compendium of Specifications as verified by the City Engineer, with the exception of landscaping improvements unable to be installed due to weather or seasonality.

6.5	Construction Site and Traffic Management.
a.Required Plans. Before commencement of construction of the Permanent Facility, Developer must prepare and submit, for review and approval by the Building Commissioner and the City Engineer the following plans applicable to Work related to the construction of the Permanent Facility:
(i)A construction site and traffic management plan (“CSTM Plan”) that addresses site issues, including, but not limited to: (A) sequencing of construction events; (B) construction milestones; (C) light, noise, dust and traffic mitigation measures; (D) rodent and waste controls; (E) contact information for the Project’s general contractor’s site manager; (F) the location, storage, and traffic routes for construction equipment and construction vehicles; and (G) the location of alternative off-street parking during construction if construction activity is expected to materially reduce the amount of off-street parking available on the Development Property. The CSTM Plan must include, without limitation, the following:
(a)	The schedule and traffic routes for construction traffic accessing the Development Property;
(b)	The designation of machinery and construction material storage areas on the Development Property;
(c)	Provisions for the screening of construction areas within the Development Property;
(d)	The hours of operation and schedule for construction on the Development Property;
(e)	The location of areas on the Development Property for the parking of construction vehicles and vehicles operated by construction employees;
(f)	The location of alternative off-street parking to replace any parking temporarily lost due to construction; and
(g)	The location of temporary and durable off-street parking on the Development Property for construction employees.

The City has no obligation to issue a building permit for any Structure or Site Improvement related to the Permanent Facility or any subsequent Phase of the Project, and no construction may be commenced with respect to those Structures or Improvements, unless and until the Building Commissioner and the City Engineer have approved, in writing, the CSTM Plan, which approval shall not be unreasonably withheld. The City agrees to cause the CSTM Plan to be promptly and expeditiously reviewed by the Building Commissioner and the City Engineer in accordance with the City’s obligations under Section 4.6.b.

b.Designated Routes of Access. The City reserves the right to designate certain prescribed routes of access to the Development Property for construction traffic to provide for the protection of pedestrians and to minimize disruption of traffic and damage to paved street surfaces, to the extent practicable; provided, however, that the designated routes must not: (i) be unreasonably or unduly circuitous; nor (ii) unreasonably or unduly hinder or obstruct direct and efficient access to the Development Property for construction traffic.

c.Maintenance of Routes of Access. At all times during the construction of the Structures and Site Improvements, Developer must: (i) keep all routes used for construction traffic free and clear of debris, obstructions, and hazards; and (ii) repair any damage to public rights-of-way caused by construction traffic.
6.6	Parking, Stormwater Management, and Erosion Control During Construction.

During construction of any of the Structures or Site Improvements related to the Permanent Facility on the Development Property, Developer must:

a.Install temporary and durable surface off-street parking on the Development Property for the parking of construction worker vehicles, as necessary, which off-street parking will be constructed in accordance with the approved CSTM Plan.
b.Install and implement commercially reasonable measures to temporarily divert or control any heavy accumulation of stormwater away from or through the Development Property in a manner approved in advance by the City Engineer, which method of diversion should include early installation of storm drains to collect water and convey it to a safe discharge point; and
c.Install erosion control devices to mitigate silt, dirt and other materials from leaving the site and traveling onto other properties.

All installations made pursuant to this Section 6.6 must be maintained by Developer until Work on the Permanent Facility or any subsequent Phase of the Project is Complete.

6.7	Issuance of Permits and Certificates.
a.General Right to Withhold Permits and Certificates. In addition to every other remedy permitted by law for the enforcement of this Agreement, the City has the absolute right to withhold the issuance of any building permit or certificate of occupancy for the Permanent Facility during the existence of an Event of Default or a violation of the Approvals.
b.Pre-Conditions to Issuance of Building Permit. The City will have the right, but not the obligation, to refuse to issue a building permit for any Structure that will be part of the Permanent Facility or a subsequent Phase of the Project prior to the installation by Developer, and approval by the City Engineer, of all Site Improvements required by the Final Project Plan.
c.Completion of Public Roads, Private Driveways, and Parking Areas. No temporary certificate of occupancy or final certificate of occupancy associated with any new Structure to be located on the Development Property will be issued until the final grading, application of final surface course, and where applicable striping of parking space for the roads, private driveways, and parking areas serving the uses within such Structure has been completed.

d.Building Permit Fees for Phases 0 and 1. The Parties acknowledge and agree that Developer submitted the initial Project Concept Plans for Phases 0 and 1 in January of 2022, prior to the City’s adoption of revisions to its Building Code and permit fees on March 7, 2022 pursuant to Ordinance 22-O-17. Except as provided in the subsequent sentence, Developer agrees to comply with all requirements and standards of the Building Code as of the Effective Date of this Agreement. However, notwithstanding the provisions of Ordinance 22-O-17 or any other provisions of the Code of Ordinances in effect as of the Effective Date or as of the date that Developer submits building permit applications for Work related to the construction of the Temporary Facility and the Permanent Facility, the City will charge Developer building permit fees for such Work in an amount equal to 2.5% of construction cost. For all Work after the Final Completion Date (Phase 1), the City will assess and charge permit fees to the Developer and their contractors at the rates set forth in the Code of Ordinances as of the date of the permit application submittal.
6.8	Completion of Construction; Site Restoration.
a.Removal of Partially Constructed Structures and Improvements. If Developer Abandons construction of the Project, Developer must, within 60 days after receipt by Developer of written notice from the City, either recommence Work on the Project or: (i) remove any partially constructed or partially completed Structures or Site Improvements associated with that Phase from the Development Property; and (ii) perform Site Restoration on that portion of the Development Property on which Developer has failed to perform Work necessary to achieve the applicable Project Milestone or related to the expired building permit, all in accordance with plans approved by the City.
b.Removal and Restoration by City. In the event Developer fails or refuses to remove any partially completed buildings, Structures, and Improvements, or to perform Site Restoration, as required pursuant to Section 6.8.a., the City will have, and is hereby granted, the right, at its option, to: (i) demolish and/or remove any of the partially completed Structures and Improvements from any and all portions of the Development Property; (ii) perform Site Restoration; and/or (iii) cause the Structures or Improvements to be completed in accordance with the plans submitted. Developer must fully reimburse the City for all costs and expenses, including legal and administrative costs, incurred by the City for such work. If Developer does not so fully reimburse the City, the City will have the right to draw from the Improvement Guarantee or the Maintenance Guarantee, as described in and provided pursuant to Section 7.11, an amount of money sufficient to defray the entire cost of the work, including legal fees and administrative expenses. If Developer does not so fully reimburse the City, and the Improvement Guarantee and Maintenance Guarantee have no funds remaining in them or are otherwise unavailable to finance such work, then the City will have the right to place a lien on the Development Property for all such costs and expenses in the manner provided by law. The rights and remedies provided in this Section 6.8 are in addition to, and not in limitation of, any other rights and remedies otherwise available to the City in this Agreement, at law, and/or in equity.

6.9	Landscaping and Tree Preservation; Lighting.
a.Landscaping. Prior to the issuance by the City of a final certificate of occupancy for the Permanent Facility or any subsequent Phase of the Project, Developer must install all landscaping on the Development Property, as depicted on the Final Project Plan for Phase 1, which landscaping must be installed and maintained and in accordance with the following:
(i)	The Final Project Plan for Phase 1; and
(ii)	All applicable landscaping tree preservation regulations set forth in Article IV of Chapter 22 of the City’s Code of Ordinances, entitled “Tree Preservation and Landscaping,” as the same may be amended from time to time.
b.Lighting. All exterior lighting on the Development Property must comply at all times with and lighting requirements set forth in the Final Project Plan applicable to the particular Phase.
7.	Design and Construction of Site Improvements; Performance of Work.
7.1	Project Site Improvements.

In connection with construction of each Phase of the Project, Developer will construct the on and off-site improvements depicted on the Final Project Plan applicable to such Phase (“Site Improvements”), including water, sanitary sewer, the Right-of-Way Improvements, and the Stormwater Improvements.

a.Phase 0 Site Improvements. The Site Improvements related to the Temporary Facility are depicted and described on the Phase 0 Engineering Plan and include:
(i)	The Stormwater Improvements;
(ii)	Sanitary sewer mains and service lines;
(iii)	Water mains and service lines;
(iv)	Right-of-Way Improvements pertaining to Phase 0, if any;
(v)	All landscaping depicted on the Final Project Plan for Phase 0; and
(vi)	Parking areas, curbs, site circulation, and parking lot lighting.
b.Phase 1 Site Improvements. The Site Improvements related to the Permanent Facility will be depicted and described on the Phase 1 Engineering Plan. The Parties anticipate that such Site Improvements will include:
(i)	Any Phase 1 Stormwater Improvements not completed in Phase 0.
(ii)	Sanitary sewer mains and service lines;

(iii)	Water mains and service lines;
(iv)	Right-of-Way Improvements pertaining to Phase 1, including all public way and intersection improvements necessary to accommodate traffic generated by the Permanent Facility;
(v)	Landscaping, as depicted in the site plan approval ordinance for Phase 1.
(vi)	Parking areas, curbs, site circulation, and parking lot lighting;
(vii)	Any other Site Improvement determined to be necessary by the City in accordance with the provisions of the Zoning Ordinance and the Subdivision Ordinance in connection with the City’s consideration of the Future Approvals.
c.Improvements for Future Phases. All Site Improvements for future Phases of the Project will be depicted and described in addenda to this Agreement and future Development Approvals, as the same will be incorporated into the Final Project Plan for the particular Phase.
d.Off-Site Stormwater Retention Facility. The Parties acknowledge that the Development Property discharges stormwater to an approximately seven-acre retention pond (“Lakehurst Pond”) situated on privately-owned parcels located to the southwest of the Development Property commonly known as 1100 Lakehurst Drive, pursuant to easements granted by that certain Total Site Agreement dated March 20, 1970, as amended (“Total Site Agreement”). The Lakehurst Pond provides stormwater detention and stormwater capacity to the Development Property for the development and operation of the Project and also for the benefit of the other adjacent parcels that previously comprised the site of the former Lakehurst Mall. With respect to the Lakehurst Pond, the Parties shall undertake the following:
(i)The City shall bid out, contract for, and engage third parties to conduct bathymetric surveying and dredging of the Lakehurst Pond to restore the pond to a retention capacity of at least 40 acre/feet, which was the originally intended capacity of the pond set forth in the Total Site Agreement (“Pond Restoration”). The City shall cause the Pond Restoration to be completed as promptly as possible but in any event within 18 months of the date of this Agreement.
(ii)The City shall pay the costs of the Pond Restoration.  With respect to such costs, for the initial $350,000 of costs, the City shall designate and utilize accrued TIF increment currently available in the City’s Tax Increment Fund #11 in an amount up to $350,000.
(iii)For costs of the Pond Restoration in excess of $350,000, Developer will reimburse the City for costs above the $350,000 of available TIF increment that are actually incurred by the City to complete the Pond Restoration. For any costs of the Pond Restoration reimbursed by Developer, Developer will be permitted to deduct any amounts paid to the City for the Pond Restoration from Developer’s payments to the City of the Annual Minimum Rent under the Ground Lease.

(iv)After the Pond Restoration is complete, Developer will communicate and collaborate with the owners of the other benefitting properties to the drainage and retention easements set forth in the Total Site Agreement to establish a long-term maintenance schedule and cost sharing agreement for the maintenance of the Lakehurst Pond to maintain its retention capacity and operation. Other than the City’s obligations provided in this Section 7.1.d, the City hereby disclaims and assigns to Developer all further responsibilities of the City for maintenance of the Lakehurst Pond after the execution of the Ground Lease.
7.2	General Standards.

All Site Improvements must be designed and constructed pursuant to and in accordance with the Final Project Plan and Development Approvals applicable to the particular Phase, and will be subject to the reasonable written satisfaction of the City Engineer in accordance with the Article 11 of the Subdivision Ordinance. All Work performed on the Site Improvements must be conducted in a good and workmanlike manner, and in compliance with the construction and completion requirements for each Phase of the Project, as well as all permits issued by the City for construction of the Site Improvements, and in accordance with all material Requirements of Law and First-Class Project Standards. The Site Improvements will be constructed in accordance with the demolition and construction standards set forth in Section 6.1 and Section 6.2 as well as the specific provisions of this Section 7.

7.3	Construction Schedule; Phasing.

Prior to commencing any construction of any Public Improvement, or of any part of any Phase of the Project that will affect existing utilities or roadways, Developer must meet with the City Engineer, or their designee, to develop a mutually-agreeable schedule for all such construction. The meeting must take place not less than one week prior to the commencement of any such construction. After the meeting, Developer must prepare and submit minutes of the meeting to the City Engineer. No such construction may occur prior to the approval by the City Engineer of the agreed-upon schedule, which approval shall not be unreasonably withheld.

7.4	[Reserved]
7.5	Engineering Services.

Developer must provide, at its sole cost and expense, all engineering services for the design and construction of the Site Improvements, by a professional engineer responsible for overseeing the construction of the Site Improvements. Developer must promptly provide the City with the name of a local owner’s representative and a telephone number or numbers at which the owner’s representative can be reached at all times.

7.6	City Inspections and Approvals.

All Work on the Site Improvements is subject to inspection and approval by City representatives at all times to the extent and in the same manner as any other development project in the City. Developer will provide immediate access to the Development Property for the purpose of conducting these inspections during regular operating hours and within 12 hours outside of regular operating hours upon notice by the City. Access to portions of the Development Property or Project regulated by the IGB and subject to regulatory restrictions on public access will be provided by Developer in a manner compliant with the Requirements of Law.

7.7	[Reserved]
7.8	Utilities.
a.Burial and Removal of Utilities.  In connection with the Permanent Facility, Developer must, at its sole cost and expense, remove all existing electric poles and cause to be buried all future electric facilities on the Development Property and on rights-of-way immediately adjacent to the Development Property, and as depicted on the Final Project Plan for Phase 1. In performing its obligations under this Section 7.8, Developer shall use its commercially reasonable efforts to coordinate and cooperate with all utility companies and owners of neighboring properties in an effort to mitigate the disruption of utility services to neighboring properties.
b.Connection of Utilities. No utilities located on the Development Property may be connected to the sewer and water utilities belonging to the City except in accordance with the applicable provisions of the Code of Ordinances and upon payment all fees required pursuant to the Code of Ordinances. Developer must open one or more water utility accounts with the City prior to issuance of a Temporary Certificate of Occupancy for the Temporary Facility or any subsequent Phase of the Project. Developer will be responsible for payment of all utilities used on the Development Property commencing from and after the effective date of the Temporary Construction Easement, including any water usage billed through a hydrant meter during the construction of Phase 0.
7.9	Right-of-Way Improvements.
a.Grant of Temporary Construction License.  Subject to the terms and conditions set forth in this Agreement, the City hereby grants to Developer, and Developer accepts, a non-exclusive revocable license, for the construction, installation, and completion, at the sole cost and expense of Developer, of any Site Improvements within City-owned rights-of-way and, as necessary, within adjacent City-owned property (such rights-of-way and City-owned property are, collectively, the “Licensed Premises”), as such Right-of-Way Improvements are or will be depicted in the Final Project Plan for the respective Phase of the Project, and pursuant to and in strict accordance with the terms and provisions of this Section 7.9 and the other provisions of this Agreement (the license granted by this Section 7.9 is the “RoW Improvements Construction License”). Such Right-of-Way Improvements may include sidewalks, pedestrian crossing improvements, traffic signal improvements, and appurtenant landscaping on public rights-of-way adjacent to the Development Property.
b.Limitation of Interest. Except for the RoW Improvements Construction License granted pursuant to this Section 7.9.a., Developer does not and will not have any legal, beneficial, or equitable interest, whether by adverse possession or prescription or otherwise, in any portion of the Licensed Premises, or any City-owned rights-of-way, or any other City-owned property. Specifically, and without limitation of the foregoing, Developer acknowledges and agrees that nothing in this Agreement is to be interpreted to provide a license to Developer to alter any City-owned right-of-way in any way other than for the installation of the Right-of-Way Improvements.

c.Construction of the Right-of-Way Improvements. Developer must construct the Right-of-Way Improvements in accordance with and pursuant to the Final Project Plan, the Development Approvals, the Requirements of Law, and this Agreement, in a good and workmanlike manner, all at the sole expense of Developer and subject to inspection and approval by the City. Specifically, and without limitation of the foregoing, during the period of installation, Developer must maintain the Licensed Premises and all streets, sidewalks, and other public property in and adjacent to the Licensed Premises in a safe, good and clean condition without hazard to public use at all times, and in accordance with the standards set forth in Sections 6 and 7.
d.City Reservation of Rights Over Licensed Premises. The City hereby reserves the right to use the Licensed Premises in any manner that will not prevent, impede, or interfere in any way with the exercise by Developer of the rights granted pursuant to this Section 7.9 and the performance of Developer’s obligations under this Agreement, including the City’s reserved right to grant other non-exclusive licenses or easements, including, without limitation, licenses or easements for utility purposes, over, along, upon, or across the Licensed Premises and the right of access to the Licensed Premises for the maintenance of any existing or future utility located thereon.
e.Liens. Developer must, at its sole cost and expense, take all necessary action to keep all portions of the Licensed Premises free and clear of all liens, claims, and demands, including without limitation mechanic’s liens, in connection with any Work performed by Developer or its agents.  If any lien, claim, or demand is filed purporting to be for Work within the Licensed Premises, Developer may contest the lien, claim, or demand pursuant to all applicable Requirements of Law.  If Developer’s efforts to contest the lien are unsuccessful, Developer shall cause the lien to be discharged and released at no cost to the City.
f.[Reserved.]
g.Term. The RoW Improvements Construction License granted pursuant to this Section 7.9 will expire upon the acceptance by the City of all Right-of-Way Improvements pursuant to Section 7.10. The City shall use its commercially reasonable efforts to accept the Right-of-Way Improvements as promptly as practical following their completion.
7.10	Dedication and Maintenance of the Site Improvements.
a.Final Inspection and Approval of the Site Improvements. Developer must notify the City when it believes that any or all of the Site Improvements for a particular Phase of a Project are Complete in accordance with the Final Project Plan and applicable Requirements of Law and must request final inspection and approval of the Site Improvements by the City. The notice and request must be given as soon as practicable, but in no event with less than one week’s advance notice, to allow the City time to inspect the Site Improvements and to prepare a written punch list of items, if any, requiring repair or correction to bring the Site Improvements into compliance with the Final Project Plan and applicable Requirements of Law and to allow Developer time to make such required repairs and corrections in compliance with the Project Milestones. Developer must promptly commence, and thereafter diligently pursue to completion, all necessary repairs and corrections as specified on the punch list. The City is not required to approve any portion of the Site Improvements until all of the Site Improvements for a particular Phase of the Project, including all punch list items, have been completed in accordance with the Final Project Plan and applicable Requirements of Law, as determined by the City Engineer in accordance with the City’s customary practices.

b.Dedication and Acceptance of Public Improvements. Neither the execution of this Agreement, nor the approval of the Development Approvals for any Phase of the Project constitutes acceptance by the City of any Site Improvements that are depicted as “dedicated” on the Final Project Plan, if any. The acceptance of ownership of, and responsibility for, a specific approved Site Improvement as a Public Improvement may be made only by resolution of the City Council duly adopted, and only in compliance with the requirements of Article 11 of the Subdivision Ordinance.
c.Transfer of Ownership of the Public Improvements and Easements to the City. Upon the approval of, and prior to acceptance of, the Public Improvements to be accepted by the City pursuant to Section 7.10.b., Developer must execute, or cause to be executed, all customary documents as the City may reasonably request to transfer ownership of the Public Improvements to, and to evidence ownership of the Public Improvements by, the City, free and clear of all liens, claims, encumbrances, and restrictions, unless otherwise approved by the City in writing. Developer must, at the same time: (i) grant, or cause to be granted, to the City all easements or other property rights as the City may reasonably require to access, install, operate, maintain, service, repair, and replace the Public Improvements that have not previously been granted to the City, free and clear of all liens, claims, encumbrances, and restrictions, unless otherwise approved by the City in writing; (ii) provide a written estimate of the monetary value of each Public Improvement to be accepted by the City; and (iii) provide the City with a Bill of Sale for each Public Improvement evidencing the transfer of the Public Improvement.
d.Maintenance of Public Improvements. Developer hereby guarantees the prompt and satisfactory correction of all defects in materials or workmanship of any of the Public Improvements located on or off of the Development Property that occur or become evident within two (2) years after acceptance of the Public Improvement by the City pursuant to this Agreement. In the event the City Engineer determines, that Developer has not corrected any such defect, Developer must, within ten (10) days after receipt of written notice from the City (subject to Force Majeure), correct it or cause it to be corrected; provided, however, that if any such defect cannot reasonably be corrected within such ten (10)-day period, but Developer commences and diligently pursues completion of correction of the defect within such ten (10)-day period, the Developer shall complete correction of the defect within such longer period of time as is reasonably necessary to complete correction of the defect. If Developer fails to correct the defect, commence the correction of the defect, or diligently pursue correction of the defect to completion as set forth in the preceding sentence, the City, after 10 days’ prior written notice to Developer, may, but will not be obligated to, enter upon any or all of the Development Property for the purpose of correcting the defect. In the event that the City causes to be performed any work to correct a defect pursuant to this Section 7.10.d.  Developer must, upon demand by the City, pay the costs of the work to the City. If Developer fails to pay the costs, the City will have the right to draw from the Maintenance Guarantee required pursuant to Section 7.11.d., based on costs actually incurred, an amount of money sufficient to defray the entire cost of the work, including reasonable legal fees and all out-of-pocket expenses for design, labor, and materials.

e.Public Improvements Costs. The City shall not be responsible for payment of any permit fee, design, development or construction costs for any Public Improvements (including roads, signals, parking, drive aisles, curb cuts, sewer, electricity and other utilities, stormwater management facilities and other improvements) necessary for the Project.
7.11	Improvement and Maintenance Guarantees.
a.General Requirements. As security to the City for the performance by Developer of its obligations to construct and complete the Site Improvements, both private improvements and Public Improvements, before the construction of each Phase of the Project, Developer shall provide the City performance and payment security for the Site Improvements (“Improvement Guarantee”) in the form of one or more letters of credit in an amount equal to one hundred ten percent (110%) of Developer’s engineer’s estimated cost or one hundred percent (100%) of the amount of executed construction contracts for the construction of the Site Improvements to be constructed in that Phase, and otherwise in accordance with the terms set forth in Section 11.1 of the Subdivision Ordinance. Any letter of credit provided by Developer must be in form and substance substantially conforming in all material respects with Exhibit G to this Agreement and reasonably satisfactory to the City’s Corporation Counsel. The Improvement Guarantee must be provided to the City prior to the issuance of any permits for the applicable Phase of the Project, and must be maintained at all times until all Site Improvements for that Phase have been approved and, as appropriate, accepted. All Improvement Guarantees will be administered pursuant to Section 11.1 of the Subdivision Ordinance.
b.Use of Improvement Guarantee Funds. If Developer fails or refuses to complete the Site Improvements required for a particular Phase of the Project in accordance with the Project Milestones, and such failure or refusal constitutes a Developer Event of Default, then the City in its reasonable discretion may draw on the funds remaining in the Improvement Guarantee for that Phase in an amount necessary to remedy such failure or refusal. The City thereafter will have the right, if Developer fails to commence correction of such failure within an additional 30 days after receipt by Developer of written notice from the City, to cause such Site Improvements to be completed or corrected, and subject to the terms of the immediately preceding sentence, to reimburse itself from the proceeds of the Improvement Guarantee for all of its actual costs and expenses, including legal fees and out-of-pocket expenses, resulting from or incurred as a result of Developer’s failure or refusal. If the funds remaining in the Improvement Guarantee are insufficient to repay fully the City for all such costs and expenses, then Developer must upon demand of the City therefor deposit with the City any additional funds as the City reasonably determines are necessary, within 30 days of a request therefor, to fully repay such costs and expenses.
c.Reductions in Improvement Guarantee. Concurrent with the approval and/or acceptance of Site Improvements in the manner provided in Section 7.10, the Improvement Guarantee shall be reduced by the amount of the cost of constructing the approved and/or accepted Site Improvements; provided, however, that the Improvement Guarantee for a particular Phase of the Project may not be reduced below 20% of the original Improvement Guarantee amount before final approval and acceptance of all Site Improvements for that Phase.

d.Maintenance Guarantee. Immediately after any approval and, where appropriate, acceptance, by the City of the Public Improvements for a particular Phase of the Project pursuant to this Agreement, Developer must post a new guarantee in the amount of ten percent (10%) of the actual total cost of the Public Improvements constructed for that Phase in the form of a letter of credit, as security for Developer’s obligations under Section 7.10.d. (each a “Maintenance Guarantee”). The Maintenance Guarantee will be held by the City until the date that is two years after acceptance by the City of the Public Improvements secured by the Maintenance Guarantee. If the City is required to draw on any Maintenance Guarantee by reason of Developer’s failure to fulfill its obligations under Section 7.10.d., then Developer must within 10 days thereafter cause the Maintenance Guarantee to be replenished to its full original amount.
7.12	Submission of As-Built Plans.

After completion of Site Improvements for any Phase of the Project, Developer must submit to the City Engineer and the Building Commissioner final “as-built” plans: (a) related to drainage, grading, storm sewer, sanitary sewer and water mains, and associated Structures; and (b) for other final construction documents (in paper and, for Improvements, electronic format) as required and approved by the City Engineer and the Building Commissioner. The as-built plans must indicate, without limitation, the amount, in square feet, of impervious surface area on the Development Property. A licensed Professional Engineer (PE) and Professional Land Surveyor (PLS) registered in the State of Illinois must stamp the as-built site construction plans. The PE and/or PLS must stamp and sign the final engineering pages of the site construction plans, and the PLS must stamp and sign the final site survey.

8.	Other Developer Obligations.
8.1	Developer Contributions and Payments.
a.Project Commencement Impact Payment. The City expects that the operation of the Project will result in certain costs that should not be borne by the City’s taxpayers. No less than 15 days before the opening of the Temporary Facility, Developer will pay to the City an amount equal to $150,000 (the “Project Commencement Impact Payment”) to be used by the City to defray costs of additional public safety and public works services, including police, fire, EMS, and traffic management that the City may incur addressing concerns resulting from the anticipated surge of activity and influx of patrons to the Temporary Facility during the initial weeks of operation. The City may deposit the Project Commencement Impact Payment in its General Fund and apply payment to costs in its sole and absolute discretion.
b.Community Benefit Contribution. Developer will make one or more contributions with an aggregate amount of not less than $500,000 to charitable programs and causes (“Community Benefit Contribution”) benefitting the Waukegan community over the course of each annual period following the Operations Commencement Date (Phase 1) and continuing each annual period thereafter during the term of this Agreement. For clarity, the first annual period commences on the Operations Commencement Date (Phase 1) and ends on the one-year anniversary of such date.  In making the Community Benefit Contribution, Developer will strongly consider the City’s input regarding recipients of such contributions, provided that Developer will make the final determination regarding which local charitable programs and causes will receive contributions as part of the Community Benefit Contribution.

8.2	Payment of Taxes.
a.Developer’s Obligation. Developer must pay all real estate and personal property taxes that Developer is obligated to pay pursuant to the Ground Lease.
b.Appeals of Assessments Barred During Phase 0. During the period commencing on the Effective Date and continuing through the end of operations of the Temporary Facility (the “Non-Appeal Period”), Developer agrees that it will not appeal or otherwise challenge any property tax assessment of the Development Property or the Project.
c.Appeals of Assessments After Expiration of Non-Appeal Period. After expiration of the Non-Appeal Period, if Developer determines in its good faith analysis that the Development Property or Project has been assessed for property tax purposes by the Lake County Assessor at an amount that exceeds Developer’s reasonable estimate of assessed value, then Developer may appeal or otherwise challenge any such property tax assessment of the Development Property or the Project.  If, as a result of any such property tax appeal or challenge, the property taxes actually paid by Developer in a given year to Lake County and thereafter transferred to the City (such transferred taxes, the “City’s Property Tax Amount”) equals less than that year’s Threshold Amount, then Developer shall pay to the City an amount equal to the difference between the Threshold Amount (or, if a partial year, a proportionate amount of the Threshold Amount) for that year and the City’s Property Tax Amount for that same tax year (such difference, the “Shortfall Amount”).  If the Shortfall Amount is less than zero, Developer is not required make any payment to the City.  If the Shortfall Amount is greater than zero, Developer shall pay to the City the Shortfall Amount. For tax year 2033 (taxes paid in 2034) and each year thereafter, Developer may appeal or challenge any property tax assessments in the ordinary course and will have no obligation for payment of any Shortfall Amount.
8.3	Developer’s Additional Commitments.

Developer will at all times during the development, construction, operation, and maintenance of the Project, comply with the following additional commitments:

a.Adhere to the highest level of ethical and responsible gaming practices, consistent with requirements of the Act, the Sports Wagering Act, rules and regulations of the IGB, including but not limited to, the following:
(i)	Use qualified trainers to train all of its employees on responsible gaming including tiered training in accordance with the employee’s exposure to gaming in their job duties;
(ii)	Post signage in English and Spanish with the toll-free Problem Gamblers Help Line number and a local help line number in employer and customer-facing areas in the Project;
(iii)	Adhere to the IGB’s voluntary self-limit or exclusion laws, regulations and policies;

(iv)	Provide an on-site location for guests to privately receive information on problem gambling, together with information of available resources for treatment, counseling and prevention for compulsive gaming behaviors; and
(v)	Have its employees participate annually in “Responsible Gaming Education Week” sponsored annually by the American Gaming Association or any successor or equivalent program.
b.Train its employees who have responsibility for verifying the age of patrons, no less frequently than annually, to request and verify the identification of any patron that appears to be underage in accordance with industry standards or otherwise provided in the Act and Sports Wagering Act.
c.Pay, when due, the City’s permit and license fees applicable to the Project, and maintain up-to-date City licenses and required inspections throughout the operation of the Project. Certain permit costs will be reduced by amounts drawn by the City pursuant to, and in accordance with, the Development Escrow Agreement to cover third-party inspection, plan review, and other costs normally reimbursable from permit fees.
d.In the design, construction and operation of the Project, Developer will comply with all material Requirements of Law including, without limitation, the Americans with Disabilities Act. Additionally, during the Term, Developer must provide within the Project gaming tables and electronic gaming machines accessible to persons with disabilities.
e.Upon the Operations Commencement Date (Phase I), Developer will endeavor to meet employment goals of no fewer than 1,800 persons, of which Developer will endeavor that no fewer than approximately 1,080 persons shall be employed on a full-time basis with benefits.
f.Use its Best Efforts to satisfy Developer’s commitments to the IGB with regard to historically disadvantaged business entity participation in both construction and operation of the Project, as well as commitments regarding employment of local residents and use of local businesses as vendors, all as more fully set forth in the American Place Diversity and Inclusion Plan attached hereto as Exhibit H.
g.Allow the City, without cost, to showcase community activities, entertainment, and promotions on kiosks and other advertising displays located within the Project as may be reasonably agreed upon by the Parties.
h.Operate and maintain the Development Property and all improvements on the Development Property in a unified manner and solely for the operation of the Project.
i.Establish and maintain communication with the Genessee Theatre and use its good faith efforts to coordinate entertainment bookings in an effort to avoid conflicts and minimize competition between the Genesee Theatre and the Entertainment Venue.
8.4	Payment of Reimbursable Costs.

The Parties have entered into that certain Development Escrow Agreement dated as of February 28, 2022 (“Development Escrow Agreement”). Reimbursable Costs will be paid by Developer to the City in accordance with the procedures set forth in the Development Escrow Agreement.

8.5	Statutory Basis for Fees; Default Rate.

Developer recognizes and acknowledges that the payments to be made by Developer under this Agreement and the Ground Lease (collectively, “Casino Agreements”, and such payments being referred to collectively as the “Developer Payments”) are: (a) being charged to Developer in exchange for particular governmental services which benefit Developer in a manner not shared by other members of society; (b) paid by Developer by choice in that Developer has voluntarily requested that the City serve as its host community and would not be obligated to pay such amounts but for such request; and (c) paid not to provide additional revenue to the City but to compensate the City for providing Developer with the services required to allow Developer to construct and operate the Project and to mitigate the impact of Developer’s activities on the City and its residents.

All amounts payable by Developer hereunder, including Developer Payments, shall bear interest at the Default Rate from the due date (but if no due date is specified, then fifteen (15) Business Days from demand for payment) until paid.

8.6	Covenants Running with the Land.

The restrictions imposed by and under Sections 8.7 (Financing), 12 (Transfers of Obligations) and 12.2 (Transfer of Ownership Interests) (collectively, the “Restrictions”) will be construed and interpreted by the Parties as covenants running with the land. Developer agrees for itself, its successors and assigns to be bound by each of the Restrictions. The City shall have the right to enforce such Restrictions against Developer, its successors and assigns to or of the Project or any part thereof or any interest therein.

8.7	Financing.
a.If any interest of Developer in the Project or the Development Property is Transferred by reason of any foreclosure, deed in lieu of foreclosure, trustee’s deed or any other proceeding for enforcement of a Mortgage, then the Mortgagee thereunder (or any Nominee of such Mortgagee) shall agree to assume the obligations of Developer hereunder without the necessity of entering into a Transferee Assumption Agreement, except as otherwise provided in this Section 8.7. As used in this Agreement, the term “Nominee” shall mean a Person who is designated by a Mortgagee to act in place of such Mortgagee solely for the purpose of holding title to the Project and/or Development Property and performing the obligations of Developer hereunder. Notwithstanding the foregoing, the City shall not have the right to terminate this Agreement as a result of any Mortgagee failing to assume the obligations of Developer hereunder unless such Mortgagee or its Nominee fails to do so within three months following such Mortgagee’s acquisition of the Project; it being acknowledged that such Mortgagee may intend to Transfer its interest in the Project and/or the Development Property to a Nominee and such Nominee shall assume the obligations of Developer hereunder.
b.In no event may Developer or any Finance Affiliate represent that the City is or in any way may be liable for the obligations of Developer or any Finance Affiliate in connection with (i) any financing agreement or (ii) any public or private offering of securities. Developer agrees to indemnify, defend or hold the City and its respective officers, directors, agents and employees free and harmless from, any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this Section 8.7.

c.Neither entering into this Agreement nor any breach of this Agreement shall defeat, render invalid, diminish or impair the lien of any Mortgage on the Project or the Development Property made in good faith and for value.
d.Provided Developer has provided the City with written notice of the existence of a Mortgage, together with Mortgagee’s address and a contact party, simultaneously with the giving to Developer of any notice of default under this Agreement, the City shall give a duplicate copy thereof to such Mortgagee by registered mail, return receipt requested, and no such notice to Developer shall be effective unless a copy of the same has been so sent to each such Mortgagee. Any Mortgagee shall have the right (but not the obligation) to cure any default by Developer under this Agreement within the same period by which Developer is required to effectuate any such cure plus (a) an additional thirty (30) days for any monetary default hereunder and (b) an additional ninety (90) days for any non-monetary default hereunder; provided that any such ninety (90) day period shall be extended to the extent that the default is of the nature that it cannot reasonably be expected to be cured within such ninety (90) day period and Mortgagee is diligently prosecuting such cure to completion or otherwise has commenced action to enforce its rights and remedies under any Mortgage to recover possession of the Project and/or Development Property. In all cases, the City agrees to accept any performance by any Mortgagee of any obligations hereunder as if the same had been performed by Developer, and shall not terminate the Agreement until the requisite time periods for cure by each Mortgagee have been exhausted pursuant to the terms hereof; provided, however, that no Mortgagee shall be obligated to cure any default by Developer or any other matter.  Upon the written request of any Mortgagee or prospective Mortgagee, and for the exclusive benefit of said Mortgagee, the City will promptly deliver to said Mortgagee such form of the City’s consent and waiver as may be reasonably required to assure such Mortgagee that the City will comply with this Section 8.7.
e.In the event of a non-monetary default which cannot be cured without obtaining possession of the Project and/or the Development Property or that is otherwise personal to Developer and not susceptible of being cured, the City will not terminate this Agreement without first giving each Mortgagee (or its designee) reasonable time within which to obtain possession of the Project and/or Development Property, including possession by a receiver, or to institute and complete foreclosure proceedings. Upon acquisition of Developer’s interest in the Project and performance by Mortgagee of all covenants and agreements of Developer, except those which by their nature cannot be performed or cured by any Person other than Developer, the City’s right to terminate this Agreement shall be waived with respect to the matters which have been cured by any Mortgagee.
8.8	Closing Deliveries.

Within 10 Business Days of the Effective Date or such other date as agreed upon between Developer and the City’s Mayor, Developer and the City will deliver or cause to be delivered all of the Closing Deliveries, as the same may be waived or the time for delivery extended by the City and Developer. All costs associated with or arising from the production of the Closing Deliveries will the sole and exclusive responsibility of the Party responsible for the Closing Delivery.

9.	Representations and Warranties.
9.1	Representations and Warranties of Developer.

As a material inducement to the City to enter into this Agreement, Developer represents and warrants to the City that each of the following statements are true and accurate as of the Effective Date:

a.Developer is duly organized, validly existing, and in good standing under the Requirements of Law of the State of Delaware, and is registered to do business in the State of Illinois. Developer has all requisite organizational power and authority to own and operate its properties, carry on its business, and enter into, execute, deliver, and perform its obligations under this Agreement and all other agreements and undertakings to be entered into by Developer in connection herewith.
b.The execution, delivery and performance by Developer of this Agreement has been duly authorized by all necessary corporate action, and does not violate its organizational documents, as amended and supplemented, any of the applicable Requirements of Law, or constitute a breach of or default under, or require any consent under, any agreement, instrument, or document to which Developer is now a party or by which Developer is now or may become bound including any mortgages, secured loans, or instruments granting another party a superior interest the Development Property or the Project.
c.Each document, report, certificate, written statement and description delivered by Developer hereunder was, when delivered, complete and correct in all material respects.
d.The applications, plans, materials, and other submissions Developer has provided to the City in connection with the Temporary Facility accurately and truthfully represent Developer’s intentions for the construction of the Project on the Development Property as of the Effective Date.
e.Developer is not a party to any agreement, document or instrument that has a Material Adverse Effect on the ability of Developer to carry out its obligations under this Agreement.
f.There are no actions or proceedings pending against Developer before any court, governmental commission, board, bureau or any other administrative agency pending, and, to Developer’s knowledge, threatened in writing against Developer, which, if adversely determined, would materially impair its ability to perform under this Agreement.
g.Developer is in material compliance with all Requirements of Law, its organizational documents and all agreements to which it is a party which relate to the Project. Neither execution of this Agreement nor discharge by Developer of any of its obligations hereunder shall cause Developer to be in violation of any Governmental Requirement, its organizational documents or any agreement to which it is a party relating to the Project.

h.This Agreement and Developer’s Release when duly executed and delivered by Developer will, subject to Force Majeure, constitute, legal, valid and binding obligations of Developer, enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies.
i.Developer has control over, and good, marketable and insurable title to the 10-Acre Parcel.
j.Attached hereto as Exhibit I is a true and complete organizational chart of Developer showing each equity owner of Developer, as applicable, and the respective percentage ownership in Developer, as applicable, that exceeds five (5%) percent.
k.Developer has sufficient financial resources to implement and complete its obligations under this Agreement.
l.Developer has no knowledge of any liabilities, contingent or otherwise, of Developer which might be reasonably expected to have a Material Adverse Effect upon its ability to perform its obligations under this Agreement.
9.2	Representations and Warranties of the City.

The City represents and warrants to Developer that each of the following statements is true and accurate as of the Effective Date:

a.The City is a validly existing home rule municipal corporation and has all requisite power and authority to enter into and perform its obligations under this Agreement, and all other agreements and undertakings to be entered into by the City in connection herewith.
b.The City Council has taken all necessary legislative actions to authorize the execution of this Agreement and all ancillary and necessary documents or instruments to accomplish the purposes set forth herein.
c.This Agreement is binding on the City and is enforceable against the City in accordance with its terms, subject to applicable principles of equity and insolvency laws.
d.There are no actions or proceedings pending against City before any court, governmental commission, board, bureau or any other administrative agency pending, and, to Developer’s knowledge, threatened in writing against City, which, if adversely determined, would materially impair its ability to perform under this Agreement.
e.All of the (e-5) Requirements have been satisfied.
10.	Covenants.
10.1	Affirmative Covenants of Developer.

Developer covenants that throughout the Term of this Agreement, Developer shall:

a.Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
b.Keep all Approvals in effect that are necessary to conduct, and comply with all Requirements of Law applicable to the operation of, its business and other activities, in all material respects, whether now in effect or hereafter enacted.
c.Furnish to the City:
(i)	No later than ninety (90) days after the end of each fiscal year of Developer, commencing with the calendar year in which the Operations Commencement Date (Phase 0) occurs, a copy of the non-confidential consolidated balance sheet of the Parent Company and its subsidiaries (including Developer) filed with the United States Securities and Exchange Commission as of the close of such period and the non-confidential consolidated statements of income, retained earnings, and cash flows of the Parent Company and its subsidiaries (including Developer) filed with the United States Securities and Exchange Commission for such period, and accompanying notes thereto, all of the foregoing consolidated financial statements to be audited by a firm of independent certified public accountants of recognized national standing acceptable to the IGB and accompanied by an opinion of such accountants without material exceptions or qualifications.
(ii)	No later than forty-five (45) days after the end of each fiscal quarter of Developer, commencing with the fiscal quarter in which the Operations Commencement Date (Phase 0) occurs, a copy of the non-confidential consolidated balance sheet of the Parent Company and its subsidiaries (including Developer) filed with the United States Securities and Exchange Commission as of the last day of such period and the non-confidential consolidated statements of income, retained earnings, and cash flows of the Parent Company and its subsidiaries (including Developer) filed with the United States Securities and Exchange Commission for the quarter and for the then elapsed portion of the current fiscal year.
(iii)	[Reserved].
(iv)	Within five (5) Business Days after submission to the IGB, accurate and complete copies of all non-confidential financial records submitted to the IGB.
(v)	To the extent not otherwise covered by reports delivered under Section 10.1.c.iv., no later than one hundred twenty (120) days after the end of each fiscal year of Developer, commencing with the calendar year in which the Operations Commencement Date (Phase 0) occurs, a detailed statistical report covering Developer’s diversity and inclusion efforts set forth on Exhibit H for the then-completed fiscal year.

(vi)	From time to time, such other information regarding the compliance by Developer with the terms of this Agreement as the City may reasonably request in writing.
(vii)	No later than ninety (90) days after the end of each fiscal year of Developer commencing with the fiscal year in which the Closing Date occurs, Developer shall deliver to the City:
A.	a detailed report on Developer’s compliance with its commitments described in Section 8.3, in such form as may reasonably be requested by the City from time to time; and
B.	a written description of any administrative determination, binding arbitration decision, or judgment rendered by a court of competent jurisdiction finding both a willful and material violation by Developer of any federal, state or local laws governing employment and labor, including those related to wages, hours, collective bargaining, labor relations, immigration, classification of workers and employees, workers safety and equal employment opportunity during such fiscal year.
d.Deliver to the City prompt written notice of the following (but in no event later than ten (10) Business Days following the actual knowledge thereof by Developer):
(i)	The issuance by any Governmental Authority (other than the City) of any injunction, order, decision, notice of any violation or deficiency, asserting a material violation of Requirements of Law applicable to Developer or the Project, together with copies of all relevant documentation with respect thereto.
(ii)	The filing of any action, suit or proceeding by or against Developer whether at law or in equity or by or before any court or any Governmental Authority other than the City and that: (A) if adversely determined against Developer could result in (i) uninsured net liability in excess of Ten Million Dollars ($10,000,000) in the aggregate or (ii) a Material Adverse Effect on the Project or (B) seeks to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the City’s ability to recover any damages or obtain relief under this Agreement or the issuance of any license (including the Owner’s License) to Developer by the IGB.
(iii)	To the knowledge of Developer, any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.
(iv)	Any Transfer under Section 12 specifying the nature thereof and the action (if any) that is proposed to be taken with respect thereto.
(v)	To the knowledge of Developer, any development in the business or affairs of Developer that could reasonably be expected to have a Material Adverse Effect.

(vi)	Receipt by Developer of any written notice of default from any lender to Developer that is reasonably expected to have a Material Adverse Effect.
e.Maintain financial records in accordance with GAAP and permit any authorized representative designated by the City to discuss the affairs, finances and conditions of Developer with any executive officer or other manager or officer of Developer as such representative shall reasonably deem appropriate, and Developer’s independent public accountants.
10.2	Owner’s License Application.

Developer shall:

a.Promptly and accurately complete and timely submit to the IGB any information as the IGB may, from time to time, require from Developer in connection with its Owner’s License Application, and make all payments required under the Act to be made by an applicant for an Owner’s License and use its best efforts to satisfy all criteria necessary to be issued an Owner’s License by the IGB.
b.Deliver to the City copies of materials submitted to the IGB related to its Application, including, without limitation, amendments to or requests for amendments to its Application, simultaneous with or immediately following its submission to the IGB, excluding, however, personal disclosure forms (including attachments or exhibits related thereto) that are included as a part of the Application.
c.Prior to the IGB issuing an Owner’s License to Developer, keep the City informed as to all material contacts and communications between the IGB and its staff and Developer so as to enable the City to evaluate the likelihood and timing of the IGB issuing an Owner’s License to Developer.
10.3	Negative Covenants of Developer.

Developer covenants that throughout the Term, Developer shall not:

a.Upon the occurrence of a Default or an Event of Default and continuing until such Default or Event of Default is cured, declare or pay any dividends or distributions except dividends or distributions to be paid to (x) Parent Company or an intermediary company to the extent necessary to pay debt service or (y) any Person owning less than a ten percent (10%) Direct or Indirect Interest in Developer.
b.During the term of the Ground Lease, engage in or permit any Transfer of all or any portion of Developer’s fee interest in the 10-Acre Parcel and/or Developer’s leasehold interest in the City-Owned Parcel under the Ground Lease except for a Qualified Sale and Leaseback Transaction or a Transfer to an Affiliate of Developer who has entered into a Transferee Assumption Agreement.

10.4	Confidential Deliveries.

To the extent Developer determines, in its reasonable judgment, that items Developer is obligated to furnish to the City under this Agreement contains material, non-public information of Developer or its Affiliates  (“Developer’s Confidential Items”), then the Developer may deliver such information to Developer’s legal counsel (or other designee), provide notice to the City of such delivery, and allow the City’s representative(s) the opportunity to inspect such information, during commercially reasonable hours and at a time that is mutually convenient for the Parties. The City shall not remove any original versions or copies of Developer’s Confidential Items from the offices of Developer’s counsel (or other designee), it being understood that Developer’s Confidential Items must remain in the possession of Developer’s counsel (or other designee) at all times.

11.	Default.
11.1.	Events of Default.

The following constitute an “Event of Default” under this Agreement:

a.If Developer materially defaults in the performance of any (i) Requirement; of Law or (ii) commitment, agreement, covenant, term or condition (other than those specifically described in any other subparagraph of this Section 11.1) of this Agreement, and in such event if Developer fails to remedy any such Default within thirty (30) days after receipt of written notice of default with respect thereto; provided, however, that such default will not constitute an Event of Default if such default cannot be cured within said thirty (30) days and Developer, within said thirty (30) days, initiates and diligently pursues appropriate measures to remedy the default, then Developer shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within sixty (60) days of Developer’s receipt of the notice of default with respect thereto.
b.Default by Developer for a period of thirty (30) days after written notice thereof in the performance or breach of any covenant contained in this Agreement concerning the legal existence of Developer; provided, however, that such default or breach will not constitute an Event of Default if such default cannot be cured within said thirty (30) days and Developer, within said thirty (30) days, initiates and diligently pursues appropriate measures to remedy the default and in any event cures such default within 60 days after such notice;
c.[Reserved]
d.Violation of Section 10.3.b. by Developer and failure to cure such violation for a period of thirty (30) days after receipt by Developer of written notice thereof.
e.[Reserved]
f.Developer Abandons the construction of the Project. The failure of Developer to secure any Development Approvals required for the development or construction of the Project will not be a valid defense to abandonment.
g.If Developer makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due.

h.If Developer files a voluntary petition under any title of the United States Bankruptcy Code, as amended from time to time, or if such petition is filed against Developer and an order for relief is entered, or if Developer files any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, or seeks or consents to or acquiesces to or suffers the appointment of any trustee, receiver, custodian, assignee, liquidator or similar official of Developer, or of all or any substantial part of its properties, the Development Property, or of the Project or any interest therein of Developer; provided, however, that Developer shall have the right, within one hundred eight (180) days after filing or receiving notice of any such petition or similar action or proceeding described in this paragraph, to cause such petition or similar action or proceeding to be dismissed, in which case such petition or similar action or proceeding shall not be an Event of Default.
i.If within one hundred eighty (180) days after the commencement of any proceeding against Developer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, such proceeding has not been dismissed; or if within one hundred eighty (180) days after the appointment, without the consent or acquiescence of Developer of any trustee, receiver, custodian, assignee, liquidator or other similar official of Developer or of all or any substantial part of its properties, the Development Property, or of the Project or any interest therein of Developer, such appointment has not been vacated or stayed on appeal or otherwise, or if within one hundred eighty (180) days after the expiration of any such stay, such appointment has not been vacated.
j.If any material representation or warranty made by Developer in this Agreement, or in any certificate, notice, demand or request made by Developer in writing and delivered to the City pursuant to or in connection with this Agreement or the Ground Lease, proves to be untrue, incorrect, false or misleading in any material respect as of the date made or furnished; provided, however, to the extent a representation or warranty is untrue, incorrect, false or misleading for reasons other than an intentional, material misrepresentation by Developer, such untrue, incorrect, false or misleading representation or warranty shall not cause an Event of Default if (i) it is susceptible to cure (i.e., Developer’s actions can cause the facts or circumstances relative to the applicable circumstance to change such that the representation or warranty as originally made will become correct), and (ii) such cure is made by Developer within thirty (30) days after written notice to Developer is provided by the City of the same.
k.If Developer fails to maintain in full force and effect policies of insurance meeting the requirements of Section 13 and in such event, Developer fails to remedy such default within ten (10) Business Days after Developer’s receipt of written notice of default with respect thereto from the City.
l.Subject to an event of Force Majeure, if the Temporary Facility has not attained Operations Commencement by the Operations Commencement Date (Phase 0); or if the Permanent Facility has not attained Operations Commencement by the Operations Commencement Date (Phase 1); or

m.If Developer fails to make any Developer Payments or any other payments required to be made by Developer hereunder or under the Ground Lease as and when due, and fails to make any such payment within fifteen (15) Business Days after receiving written notice of default from the City.
11.2.	Remedies.
a.Upon an Event of Default and during the continuance thereof, the City may: (i) exercise any and all remedies available at law or in equity; (ii) terminate this Agreement; (iii) receive liquidated damages under the circumstances set forth in Section 11.4; and/or (iv) institute and prosecute proceedings to enforce in whole or in part the specific performance of this Agreement by Developer, and/or to enjoin or restrain Developer from commencing or continuing said breach, and/or to cause by injunction Developer to correct and cure said breach or threatened breach, and otherwise. None of the remedies enumerated herein are exclusive, except the City’s rights to receive liquidated damages under such circumstances in Section 11.4, which shall be the exclusive remedy under such circumstances, and nothing herein shall be construed as prohibiting the City from pursuing any other remedies at law, in equity or otherwise available to it under the Agreement.
b.Pursuant to and in accordance with Section 6.8, the City may, without prejudice to any other rights and remedies available to the City, require: (a) the demolition and removal of any partially constructed or partially completed Structures or Site Improvements associated with a Phase of the Project from the Development Property; and (b) the performance of Site Restoration.
c.Except as expressly stated otherwise, the rights and remedies of the City whether provided by law or by this Agreement, are cumulative, except as set forth in Section 11.4, and the exercise by the City of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach, to the extent permitted by law. No waiver made by the City or Developer shall apply to obligations beyond those expressly waived in writing.
d.Upon a breach of this Agreement by the City, Developer shall have all remedies at law, in equity or otherwise available to it under this Agreement; provided, however, that Developer may not seek, and does not have the right to seek, to recover monetary damages:
i.	from any officer, official, or employee of the City in their individual capacity for actions taken by such officer, official or employee in their capacity as an officer, official or employee of the City; or
ii.	for consequential or special damages;

arising under or from the terms and conditions of this Agreement, the Ground Lease, or the granting or denial of the Development Approvals to be granted by the City.

e.In case either Party has proceeded to enforce its rights under this Agreement and such proceedings have been discontinued or abandoned for any reason, then, and in every such case, Developer and the City will be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of Developer and the City will continue as though no such proceedings had been taken.

f.In the event of a judicial proceeding brought by one Party against the other Party, the prevailing Party in the judicial proceeding will be entitled to reimbursement from the unsuccessful Party of all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the judicial proceeding. If Developer is the prevailing Party in any judicial proceeding, the City’s costs and expenses, including reasonable attorneys’ fees, incurred in connection with the judicial proceeding shall not be deemed to be Reimbursable Costs under the Development Escrow Agreement and Developer shall not be required to pay such costs and expenses incurred by the City in connection with the judicial proceeding.
11.3.	Termination.
a.Automatic Termination. Except for the provisions that by their terms survive, this Agreement shall terminate immediately upon the occurrence of any of the following, or as otherwise provided in this Agreement:
i.the Closing Date does not occur prior to June 30, 2023;
ii.the IGB rejects or denies Developer’s Application for the Owner’s License, and such rejection or denial is final and non-appealable;
iii.Developer’s Owner’s License (i) is revoked by a final, non-appealable order; (ii) expires and is not renewed by the IGB and Developer has exhausted any rights it may have to appeal such expiration or non-renewal; or (iii) imposes conditions which are not satisfied within the time periods specified therein, subject to any cure periods or extension rights;
iv.Gaming becomes illegal in the State or the United States; or
v.the Ground Lease is terminated for any reason other than by exercise of the option to purchase the City-Owned Parcel in accordance with the terms of the Ground Lease.

The termination events set forth above are in addition to any other rights the City or Developer may have to terminate this Agreement whether specified herein or otherwise available to the City under law.

b.Termination Right by Developer.  The Parties acknowledge and agree that Developer’s ability to lawfully construct and operate the Project is contingent upon Developer obtaining all applicable Approvals from Governmental Authorities that are necessary pursuant to the Requirements of Law to construct and operate the Project.  Developer will seek to obtain all necessary Approvals from Governmental Authorities in accordance with Developer’s obligations set forth in Section 4.6.a.  If Developer performs its obligations under Section 4.6.a. but: (i) any necessary Approvals are denied, materially delayed, or otherwise not approved; or (ii) Developer determines, in its reasonable judgment, that any necessary Approvals cannot be obtained using Developer’s Best Efforts, then Developer shall have the right in its sole discretion to terminate this Agreement and the Ground Lease by providing written notice to the City.

11.4.	Liquidated Damages.

The City and Developer covenant and agree that because of the difficulty and/or impossibility of determining the City’s damages upon the: (i) occurrence of an Event of Default pursuant to Section 11.1.l.; or (ii) suspension of Developer’s Owner’s License that results in  the Gaming Area to be closed for business, by way of detriment to the public benefit and welfare of the City through lost employment opportunities, lost tourism, degradation of the economic health of the City and loss of revenue, both directly and indirectly, Developer shall pay to the City, during the Damage Period, as hereinafter defined, and the City shall accept as an exclusive remedy, as liquidated damages and as a reasonable forecast of such potential damages, and not as penalties,  Two Thousand Five Hundred Dollars ($2,500) per calendar day. Developer agrees to waive any and all affirmative defenses that the amount of liquidated damages provided herein constitutes a penalty. For purposes of this Section 11.4, the “Damage Period” shall commence on the date the City delivers written notice to Developer of its election to receive liquidated damages pursuant to this Section 11.4 and shall continue until the date that such default is cured, the date such suspension expires, or the Gaming Area reopens for business, even if Developer’s Owner’s License remains suspended.

12.	Transfers of Obligations.
12.1.	[Reserved]
12.2.	Transfer of Direct or Indirect Interests in Developer.

The covenants that Developer must perform under this Agreement for the City’s benefit are personal in nature. The City is relying upon Developer in the exercise of its skill, judgment, reputation and discretion with respect to the Project. Developer shall notify the City as promptly as practicable upon Developer becoming aware of any Transfer of any Direct or Indirect Interest in Developer other than such Transfers resulting solely from ownership of a Direct or Indirect Interest in a Publicly Traded Corporation. Any Transfer of a Direct or Indirect Interest in Developer other than a Permitted Transfer to a Permitted Transferee shall require the consent of the City, which consent shall not be unreasonably withheld, provided that the proposed transferee is qualified and approved by the IGB as suitable to be an owner of an Owner’s Licensee and Developer continues to be bound by the terms of this Agreement.

12.3.	Transfer of Real Property.

To assure that all grantees, successors, assigns, and transferees of Developer and all successor owners of all or any portion of Developer’s fee interest in the 10-Acre Parcel and leasehold interest in the City-Owned Parcel under the Ground Lease have notice of this Agreement and the obligations created by it, Developer must, from and after the Effective Date:

a.Deposit with the City Clerk, concurrent with the City’s approval of this Agreement, any consents or other documents necessary to authorize the City to record this Agreement in the office of the Lake County Recorder of Deeds;
b.Notify the City in writing at least 30 days prior to any date on which Developer Transfers all or any portion of Developer’s fee interest in the 10-Acre Parcel and/or leasehold interest in the City-Owned Parcel under the Ground Lease to a third party;

c.Other than in the case of a Qualified Sale and Leaseback Transaction, require, prior to the transfer of all or any portion of Developer’s fee interest in the 10-Acre Parcel and/or either its leasehold interest in the City-Owned Parcel under the Ground Lease or, if the Ground Lease is no longer in effect, its fee interest in the City-Owned Parcel to any third party (including any Affiliate of Developer), the transferee of Developer’s fee interest in the 10-Acre Parcel and/or leasehold interest in the City-Owned Parcel under the Ground Lease to execute an enforceable written agreement, in substantially the form of Exhibit J, agreeing to be bound by the provisions of this Agreement (“Transferee Assumption Agreement”) and to provide the City, upon request, with such reasonable assurance of the financial ability of the transferee to meet those obligations as the City may require.  The City agrees that upon a successor becoming bound to the obligation created in the manner provided in this Agreement and providing the financial assurances required pursuant to this Agreement, the liability of Developer for its obligations under this Agreement will be released to the extent of the transferee’s assumption of liability for such obligations. The failure of Developer to require a transferee to execute a Transferee Assumption Agreement and, if requested by the City, with assurances of the transferee’s financial capability before completing any Transfer of all or any portion of Developer’s fee interest in the 10-Acre Parcel and/or leasehold interest in the City-Owned Parcel under the Ground Lease, will result in Developer remaining fully liable for all of its obligations under this Agreement, but will not relieve the transferee of its liability for all such obligations as a successor to Developer.
13.	Insurance.
13.1.	Maintain Insurance.

Developer shall maintain in full force and effect the types and amounts of insurance as set forth on Exhibit K.

13.2.	Form of Insurance and Insurers.

Whenever, under the terms of this Agreement, Developer is required to maintain insurance, the City shall be named as an additional insured in all such insurance policies to the extent of its insurable interest. All policies of insurance provided for in this Agreement shall be effected under valid and enforceable policies, in commercially reasonable form issued by responsible insurers meeting the requirements set forth in Exhibit K. As promptly as practicable prior to the expiration of each such policy, Developer shall deliver to the City an Accord certificate, together with proof reasonably satisfactory to the City that the full premiums have been paid or provided for at least the renewal term of such policies and as promptly as practicable, a copy of each renewal policy.

13.3.	Insurance Notice.

Each such policy of insurance to be provided hereunder shall contain, to the extent obtainable on a commercially reasonable basis, an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to the City.

13.4.	Keep in Good Standing.

Developer shall observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Project and Developer shall so perform and satisfy the requirements of the companies writing such policies.

13.5.	Blanket Policies.

Any insurance provided for in this Section 13 may be provided by blanket and/or umbrella policies issued to Developer covering the Project and other properties owned or leased by Developer; provided, however, that the amount of the total insurance allocated to the Project shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required without possibility of reduction or coinsurance by reason of, or damage to, any other premises covered therein, and provided further that in all other respects, any such policy or policies shall comply with the other specific insurance provisions set forth herein and Developer shall make such policy or policies or a copy thereof available for review by the City.

14.	Damage and Destruction.
14.1.	Damage or Destruction.

In the event of damage to or destruction of Structures or Site Improvements that are components of the Project or any part thereof by fire, Casualty or otherwise, Developer, at its sole expense, shall promptly perform Casualty Restoration of the improvements, as nearly as possible to the same condition that existed prior to such damage or destruction using materials of an equal or superior quality to those existing in the improvements prior to such Casualty. Developer shall obtain a temporary certificate of occupancy as soon as practicable after the completion of such Casualty Restoration. If neither Developer nor any Mortgagee commences the Casualty Restoration of the improvements or the portion thereof damaged or destroyed promptly following such damage or destruction and adjustment of its insurance proceeds, or, having so commenced such Casualty Restoration, fails to proceed to complete the same with reasonable diligence in accordance with the terms of this Agreement, the City may, but will have no obligation to, complete such Casualty Restoration at Developer’s expense. Upon the City’s election to so complete the Casualty Restoration, Developer immediately shall permit the City to utilize all insurance proceeds which shall have been received by Developer, minus those amounts, if any, which Developer shall have applied to the Casualty Restoration, and if such sums are insufficient to complete the Casualty Restoration, Developer, on demand, shall pay the deficiency to the City. Each Casualty Restoration shall be done subject to the provisions of this Agreement.

14.2.	Use of Insurance Proceeds.
(a)Subject to the conditions set forth below, all proceeds of casualty insurance on the Project shall be made available to pay for the cost of Casualty Restoration if any part of the Project are damaged or destroyed in whole or in part by fire or other Casualty.
(b)Promptly following any damage or destruction to the Project by fire, Casualty or otherwise, Developer shall:
(i)	give written notice of such damage or destruction to the City and each Mortgagee; and

(ii)	deliver a written notice of Developer’s intent to complete the Casualty Restoration in a reasonable amount of time plus periods of time as performance by Developer is prevented by Force Majeure events (other than financial inability) after occurrence of the fire or Casualty.
(c)Developer agrees to provide monthly written updates to the City summarizing the progress of any Casualty Restoration, including but not limited, anticipated dates for the opening of the damaged areas to the public, to the extent applicable.
(d)Developer shall have no notification requirements to the City for any Casualty Restoration having a value less than Thirty Million Dollars ($30,000,000) in the aggregate.
14.3.	No Termination; Substantial Casualty.

Except as otherwise expressly provided in this Section 14.3, no destruction of or damage to the Project, or any portion thereof or property therein by fire, flood or other Casualty, whether such damage or destruction be partial or total, shall permit Developer to terminate this Agreement or relieve Developer from its obligations hereunder.  Notwithstanding anything to the contrary in this Agreement, if any Casualty is a Substantial Casualty, Developer may, by notice to the City, given within six (6) months after the Casualty, terminate this Agreement effective sixty (60) days after such notice.

14.4.	Condemnation.

If a Major Condemnation of the Project or the Development Property occurs, this Agreement will terminate, and no Party will have any claims, rights, obligations, or liabilities towards any other Party arising after termination, other than as provided for herein. If a Minor Condemnation occurs or the use or occupancy of the Project or any part thereof is temporarily requisitioned by a civil or military governmental authority for not more than thirty (30) days, then (a) this Agreement shall continue in full force and effect; (b) Developer shall promptly perform all Casualty Restoration required in order to repair any physical damage to the Project caused by the Condemnation, and to restore the Project, to the extent reasonably practicable and feasible, to its condition immediately before the Condemnation; provided, however, that if the Ground Lease is in effect, the foregoing shall not limit Tenant’s right to terminate the Ground Lease in accordance with the terms and conditions of Section 12.7 of the Ground Lease, in which case this Agreement shall terminate pursuant to Section 11.3(a)(v).

Notwithstanding anything in this Agreement to the contrary, if the Ground Lease is in effect, then the following provisions of this Section 14.4 shall apply only to the 10-Acre Parcel and the portion of the Project located on the 10-Acre Parcel. After the termination of the Ground Lease or the exercise of the Purchase Option, the provisions of Section 14.4 shall apply to the entire Development Parcel.

If a Minor Condemnation occurs, any Proceeds in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000) will be and are hereby, to the extent permitted by applicable law and agreed to by the condemnor, assigned to and shall be withdrawn and paid into an escrow account to be created by an escrow agent (“Escrow Agent”) selected by (i) the first Mortgagee if the Project is encumbered by a first Mortgage; or (ii) Developer and the City in the event there is no first Mortgagee, within ten (10) days of when the Proceeds are to be made available. If Developer or the City for whatever reason cannot or will not participate in the selection of the Escrow Agent, then the other party shall select the Escrow Agent. Nothing herein shall prohibit the first Mortgagee from acting as the Escrow Agent. This transfer of the Proceeds, to the extent permitted by applicable law and agreed to by the condemnor, shall be self-operative and shall occur automatically upon the availability of the Proceeds from the Condemnation and such Proceeds shall be payable into the escrow account on the naming of the Escrow Agent to be applied as provided in this Section 14.4.

The Escrow Agent shall deposit the Proceeds in an interest-bearing escrow account and any after tax interest earned thereon shall be added to the Proceeds. The Escrow Agent shall disburse funds from the Escrow Account to pay the cost of the Casualty Restoration in accordance with the procedure described in Section 14.2(b), (c) and (d). If the cost of the Casualty Restoration exceeds the total amount of the Proceeds, Developer shall be responsible for paying the excess cost. If the Proceeds exceed the cost of the Casualty Restoration, the Escrow Agent shall distribute the excess Proceeds, subject to the rights of the Mortgagees. Nothing contained in this Section 14.4 shall impair or abrogate any rights of Developer against the condemning authority in connection with any Condemnation. All fees and expenses of the Escrow Agent shall be paid by Developer.

15.	Indemnification.
15.1.	Indemnification by Developer.
(a)Developer shall defend, indemnify and hold harmless the City and each of its officers, whether appointed or elected, agents, employees, contractors, subcontractors, attorneys, consultants (collectively the “Indemnitees” and individually an “Indemnitee”) from and against any and all liabilities, losses, damages, costs, expenses, claims, obligations, penalties and causes of action (including reasonable fees and expenses for attorneys, paralegals, expert witnesses, environmental consultants and other consultants at the prevailing market rate for such services) whether based upon negligence, strict liability, statutory liability, absolute liability, product liability, common law, misrepresentation, contract, implied or express warranty or any other principle of law, and whether or not arising from third party claims, that are imposed upon, incurred by or asserted against Indemnitees or which Indemnitees may suffer or be required to pay to the extent they arise out of or relate in any manner to any of the following: (1) Developer’s development, construction, ownership, maintenance, possession, use, condition, occupancy or Abandonment of the Project, of the Development Property, or any part thereof; (2) Developer’s operation or management of the Project, the Development Property or any part thereof; (3) the performance of any labor or services or the furnishing of any material for or at the Project or any part thereof by or on behalf of Developer or enforcement of any liens with respect thereto; (4) any personal injury, death or property damage suffered or alleged to have been suffered by Developer (including Developer’s employees, agents or servants), or any third person as a result of any action or inaction of Developer; (5) any Work or things whatsoever done in, or at the Project or any portion thereof, or off-site pursuant to the terms of this Agreement by or on behalf of Developer; (6) the condition of any building, facilities or improvements on the Development Property or any non-public street, curb or sidewalk at the Project, or any vaults, tunnels, passageways or space therein; (7) any breach or default on the part of Developer for the payment, performance or observance of any of its obligations under all agreements entered into by Developer or any of its Affiliates relating to the performance of services or supplying of materials to the Project or any part thereof; (8) [Reserved]; (9) any failure of Developer to comply with Requirements of Law or any Development Approval; (10) any breach of any warranty or the inaccuracy of any representation made by Developer contained or referred to in this Agreement or in any certificate or other writing delivered by or on behalf of Developer pursuant to the terms of this Agreement; (11) the environmental condition of the Development Property (including the presence of any hazardous or regulated substance in, on, under or adjacent to such property) on which the Project is located except for those existing on the City-Owned Parcel prior to the Effective Date of this Agreement; (12) the release of any hazardous or regulated substance to the environment arising or resulting from any Work or things whatsoever done in or at the Project or any portion thereof, or in or at off-site improvements or facilities used or constructed in connection with the Project pursuant to the terms of this Agreement by or on behalf of Developer; (13) the operation or use of the Project, whether or not intended, in violation of any law addressing the protection of the environment or public health; (14) any breach or failure by Developer to perform any of its covenants or obligations under this Agreement; and (15) any legal challenge brought by any Person relating in any way to the effectiveness of this Agreement, the process by which this Agreement was entered into or approved, the request for proposals for the proposed casino development in the City, the Certification process, the Development Approval, the authority of the City to enter into this Agreement, the compliance of this Agreement with the provisions of the Act or the Sports Wagering Act, or the implementation of any provision of this Agreement, in each case, brought after the Effective Date of this Agreement.

(b)In case any action or proceeding shall be brought against any Indemnitee based upon any claim in respect of which Developer has agreed to indemnify any Indemnitee, Developer will upon notice from Indemnitee defend such action or proceeding on behalf of any Indemnitee at Developer’s sole cost and expense and will keep Indemnitee fully informed of all developments and proceedings in connection therewith and will furnish Indemnitee with copies of all papers served or filed therein, irrespective of by whom served or filed. Developer shall defend such action with legal counsel it selects provided that such legal counsel is reasonably satisfactory to Indemnitee. Such legal counsel shall not be deemed reasonably satisfactory to Indemnitee if legal counsel has: (i) a legally cognizable conflict of interest with respect to the City; (ii) within the five (5) years immediately preceding such selection performed legal work for the City which in its respective reasonable judgment was inadequate; or (iii) frequently represented parties opposing the City in prior litigation. Each Indemnitee shall have the right, but not the obligation, at its own cost, to be represented in any such action by legal counsel of its own choosing.
(c)Notwithstanding anything to the contrary contained in Section 15.1.a.1., Developer shall not indemnify and shall have no responsibility to any Indemnity for any matter to the extent directly caused by the gross negligence or willful misconduct of such Indemnitee.
16.	Force Majeure.
16.1.	Definition of Force Majeure.

An event of “Force Majeure” shall mean the following events or circumstances, to the extent that they delay or otherwise adversely affect the performance beyond the reasonable control of Developer, or its agents and contractors, of their duties and obligations under this Agreement or the Ground Lease:

(a)Strikes, lockouts, labor disputes, disputes arising from a failure to enter into a union or collective bargaining agreement, failure of utilities, or explosions;
(b)Acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, and/or abnormal or highly inclement weather
(c)Actual or threatened health emergencies (including pandemics, epidemics, quarantine, COVID-19, famine, pestilence, and other health risks);
(d)Acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, or national or international calamities;
(e)Rioting, looting, arson and like violent or destructive acts of civil commotion of a scale which is materially adversely impactful on the City and its businesses, taken as a whole;
(f)Concealed and unknown conditions of an unusual nature that are encountered below ground but only to the extent that such conditions could not have been discovered by Developer’s exercise of reasonable diligence;
(g)Any temporary restraining order, preliminary injunction or permanent injunction, or mandamus or similar order, or any litigation or administrative delay which impedes the ability of Developer to complete the Project or perform any obligations of Developer under this Agreement, unless based in whole or in part on the actions or failure to act of Developer;
(h)The failure by, or unreasonable delay of, the City, the State or another Governmental Authority to issue any permits or Approvals necessary for Developer to develop, construct, open or operate the Project unless such failure or delay is based materially in whole or in part on the actions or failure to act of Developer or its Affiliates, agents, representatives or contractors;
(i)Any impacts to major modes of transportation to the Development Property, whether private or public, which adversely and materially impact access to the Development Property, including but not limited to, sustained and material closure of airports or sustained and material closure of highways servicing the Development Property;
(j)The enactment after the date hereof of any City ordinance that has the effect of unreasonably delaying Developer’s obligations under this Agreement;
(k)The U.S. capital markets shut down making debt or equity financing unavailable to companies in the gaming industry that are of a similar size and stature as Parent Company on customary terms and conditions; or
(l)The inability to procure or obtain on a timely basis or at a reasonable cost labor or materials needed by Developer to construct, furnish, outfit and finish the Project attributable to supply chain disruptions, delays, or limitations; shortages of available labor, materials, and supplies; and other market conditions that are beyond the reasonable control of Developer.

16.2.	Notice of Force Majeure.

Developer shall promptly notify the City in writing of the occurrence of an event of Force Majeure, of which it has knowledge, describe in reasonable detail the nature of the event and provide a good faith estimate of the duration of any delay expected in Developer’s performance obligations.

16.3.	Excuse of Performance.

Notwithstanding any other provision of this Agreement to the contrary, Developer shall be entitled to an adjustment in the time for or excuse of the performance of any duty or obligation of Developer under this Agreement for Force Majeure events, but only for the number of days due to and/or resulting as a consequence of such causes and only to the extent that such occurrences actually prevent or delay the performance of such duty or obligation or cause such performance to be commercially unreasonable.

17.	Miscellaneous.
17.1.	Notices.

Any notice required to be given under this Agreement must be in writing and must be delivered (i) personally, (ii) by a reputable overnight courier, (iii) by certified mail, return receipt requested, and deposited in the U.S. Mail, postage prepaid, or (iv) by electronic mail. Electronic mail notices will be deemed valid and received by the addressee when delivered by e-mail and (a) opened by the recipient on a business day at the address set forth below, and (b) followed by delivery of actual notice in the manner described in either (i), (ii) or (iii) above within three business days thereafter at the appropriate address set forth below. Unless otherwise expressly provided in this Agreement, notices will be deemed received upon the earlier of (a) actual receipt; (b) one business day after deposit with an overnight courier as evidenced by a receipt of deposit; or (c) three business days following deposit in the U.S. mail, as evidenced by a return receipt. By notice complying with the requirements of this Section 17.1, each party will have the right to change the address or the addressee, or both, for all future notices to the other party, but no notice of a change of addressee or address will be effective until actually received.

If to the City:

Hon. Ann Taylor

Mayor, City of Waukegan

100 North Martin Luther King Jr. Avenue

Waukegan, Illinois 60085

mayor.taylor@waukeganil.gov

with copies to:

Noelle Kischer-Lepper

Director of Development and Planning

City of Waukegan

100 North Martin Luther King Jr. Avenue

Waukegan, Illinois 60085

Noelle.Kischer-Lepper@waukeganIL.gov

and

Stewart Weiss

Hart Passman

Elrod Friedman LLP

325 North LaSalle Street, Ste. 450

Chicago, Illinois 60654

Stewart.Weiss@elrodfriedman.com

Hart.Passman@elrodfriedman.com

If to Developer:

Jeff Babinski

General Manager

FHR-Illinois LLC

600 Lakehurst Road

Waukegan, IL 60085

jbabinski@americanplace.com

with copies to:

Alex J. Stolyar

Chief Development Officer

FHR-Illinois LLC

c/o Full House Resorts Inc.

1980 Festival Plaza Dr., Suite 680

Las Vegas, NV 89135

astolyar@fullhouseresorts.com

and

Elaine Guidroz

General Counsel

FHR-Illinois LLC

c/o Full House Resorts Inc.

1980 Festival Plaza Dr., Suite 680

Las Vegas, NV 89135

eguidroz@fullhouseresorts.com

and

Kimberly M. Copp, Esq.

Cezar M. Froelich, Esq.

Taft Stettinius & Hollister LLP

111 E. Wacker Drive, Suite 2800

Chicago, Illinois 60601

cfroelich@taftlaw.com

kcopp@taftlaw.com

Additionally, if notice is required to be delivered to a Mortgagee pursuant to Section 8.7.e, then it shall be delivered to Mortgagee at the address provided in the mortgage.

17.2.	Waiver; Non-Action or Failure to Observe Provisions of this Agreement.

The failure of either Party to promptly insist upon strict performance of any term, covenant, condition or provision of this Agreement, or any exhibit hereto, or any other agreement contemplated hereby, shall not be deemed a waiver of any right or remedy that such Party may have, and shall not be deemed a waiver of a subsequent default or nonperformance of such term, covenant, condition or provision.

Additionally, no waiver of any provision of this Agreement will be deemed to or constitute a waiver of any other provision of this Agreement (whether or not similar) nor will any waiver be deemed to or constitute a continuing waiver unless otherwise expressly provided in this Agreement.

17.3.	Consents.

Unless otherwise provided in this Agreement, whenever the permission, authorization, approval, acknowledgement, or similar indication of assent of any Party to this Agreement, or of any duly authorized officer, employee, agent, or representative of any party to this Agreement, is required, the consent, permission, authorization, approval, acknowledgement, or similar indication of assent must be in writing.  For the purpose of this Section 17.3, email shall be deemed to be “writing.”

17.4.	Construction.

In construing this Agreement, plural terms are to be substituted for singular and singular for plural, in any place in which the context so requires.  This Agreement has been negotiated by the City and Developer, and the Agreement, including the exhibits and schedules attached hereto, shall not be deemed to have been negotiated and prepared by the City or Developer, but by each of them. This Agreement will be construed without regard to the identity of the Party who drafted the various provisions of this Agreement. Every provision of this Agreement will be construed as though all Parties to this Agreement participated equally in the drafting of this Agreement. Any rule or construction that a document is to be construed against the drafting party will not be applicable to this Agreement.

17.5.	Governing Law; Venue; Submission to Jurisdiction; Service of Process.

This Agreement will be interpreted according to the internal laws, but not the conflicts of laws rules, of the State of Illinois. The Parties expressly agree that the sole and exclusive place, status and forum of this Agreement shall be the City of Waukegan, Illinois. All actions and legal proceedings which in any way relate to this Agreement shall be solely and exclusively brought, heard, conducted, prosecuted, tried and determined within the City. It is the express intention of the Parties that the exclusive venue of all legal actions and procedures of any nature whatsoever which relate in any way to this Agreement shall be the 19th Judicial Circuit Court of Lake County, Illinois or the United States District Court for the Northern District of Illinois, Eastern Division (“Court”). The Parties waive their respective right to transfer or change the venue of any litigation filed in the 19th Judicial Circuit Court of Lake County, Illinois or the Northern District of Illinois, Eastern Division.

If, at any time during the Term, Developer is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, Developer or its assignee hereby designates the Secretary of the State, as its agent for the service of process in any court action between it and the City or arising out of or relating to this Agreement and such service shall be made as provided by the laws of the State for service upon a non-resident.

17.6.	Complete Agreement.

This Agreement, and all the documents and agreements described or referred to herein, including the exhibits and schedules attached hereto, constitute the full and complete agreement between the Parties with respect to the subject matter hereof, and supersedes and controls in its entirety over any and all prior agreements, understandings, representations and statements whether written or oral by each of the Parties, including the Memorandum of Key Terms and the Temporary Construction Easement.

17.7.	Calendar Days; Calculation of Time Periods.

It is hereby agreed and declared that whenever a notice or performance under the terms of this Agreement is to be made or given on a day other than a Business Day, it shall be postponed to the next following Business Day. Unless otherwise specified in this Agreement, any reference to days in this Agreement will be construed to be calendar days. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event on which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is not a Business Day, in which event the period shall run until the end of the next day which is neither a Business Day. The final day of any period will be deemed to end at 5:00 p.m., Central prevailing time.

17.8.	Exhibits.

Exhibits A through O, referred to and attached to this Agreement, are each an essential part of this Agreement.

17.9.	No Joint Venture.

The Parties agree that nothing contained in this Agreement or any other documents executed in connection herewith is intended or shall be construed to establish the City and Developer as joint venturers or partners.

17.10.Severability.

If this Agreement contains any unlawful provisions not an essential part of this Agreement and which shall not appear to have a controlling or material inducement to the making thereof, such provisions shall be deemed of no effect and shall be deemed stricken from this Agreement without affecting the binding force of the remainder. In the event any provision of this Agreement is capable of more than one interpretation, one which would render the provision invalid and one which would render the provision valid, the provision shall be interpreted so as to render it valid.

17.11.	No Liability for Approvals and Inspections.

No approval to be made by the City under this Agreement or any inspection of the Work by the City shall render the City liable for failure to discover any defects or non-conformance with this Agreement, or a violation of or noncompliance with any federal, State or local statute, regulation, ordinance or code.

17.12.Time of the Essence.

Subject to Section 17.7, time is of the essence in the performance of this Agreement.

17.13.Headings; Captions.

The table of contents, headings, titles, and captions in this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope or intent of this Agreement or in any way affect this Agreement.

17.14.Amendments and Addenda.

This Agreement may not be amended, addended, supplemented, or otherwise modified except by a written instrument signed by the Parties.

The Parties acknowledge that the IGB may, subsequent to the Effective Date, promulgate regulations under or issue interpretations of or policies or evaluation criteria concerning the Act which regulations, interpretations, policies or criteria may conflict with, or may not have been contemplated by, the express terms of this Agreement. In addition, the Parties acknowledge that environmental permits and approvals may necessitate changes to this Agreement. In such event, the Parties agree to negotiate in good faith any amendment to this Agreement necessary to comply with the foregoing two sentences, whether such changes increase or decrease either of the Parties’ respective rights or obligations hereunder.

17.15.Changes in Laws.

Unless otherwise explicitly provided in this Agreement, any reference to any Requirements of Law will be deemed to include any modifications of, or amendments to the Requirements of Law as may, from time to time, hereinafter occur.

17.16.Table of Contents.

The table of contents is for the purpose of convenience only and is not to be deemed or construed in any way as part of this Agreement or as supplemental thereto or amendatory thereof.

17.17.No Third-Party Beneficiaries.

Except as expressly provided in the Releases and Section 15 (Indemnification), the provisions of this Agreement are and will be for the benefit of Developer and City only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement.

17.18.	Cost of IGB Licensing, Approval, or Investigation.

If, as a result of the Agreement, the City, the City Council, or any employee, agent, or representative of the City is required to be licensed or approved by the IGB, the reasonable costs of such licensing, approval or investigation shall be paid by Developer no later than ten (10) Business Days following receipt of a written request from the City.

17.19.Further Assurances.

The City and Developer will cooperate and work together in good faith to the extent reasonably necessary and commercially reasonable to accomplish the mutual intent of the Parties that the Project be successfully completed as expeditiously as is reasonably possible and operated and maintained in good standing.

17.20.Estoppel Certificates.

The City shall, at any time and from time to time, upon not less than ten (10) Business Days prior written notice from any lender of Developer, execute and deliver to any lender of Developer an estoppel certificate in the form attached hereto as Exhibit L or as may be reasonably required by any such lender.

17.21.Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.

17.22.Recording.

The City will record this Agreement against the Development Property, at the sole cost and expense of Developer, with the Office of the Lake County Recorder of Deeds promptly following the full execution of this Agreement by the Parties.

17.23.Deliveries to the City.

Any reports or other items to be delivered or furnished to the City hereunder (other than notices, demands or communications under Section 17.1 (Notices)) shall be delivered or furnished to the attention of the Director of Planning & Zoning and/or Corporation Counsel of the City.

17.24.City Actions, Consents, and Approvals.

Any action, consent, or approval needed to be taken or given under this Agreement by the City may only be performed by the Mayor or his/her designee, to the extent provided for by the Code of Ordinances and any other Ordinance or Resolution duly adopted by the City subsequent to the Effective Date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first set forth above at Waukegan, Illinois.

CITY:

CITY OF WAUKEGAN, ILLINOIS,
a municipal corporation

By:	/s/ Ann B. Taylor
Name:	Honorable Mayor Ann B. Taylor
Title:	Mayor

Attest:

/s/ Janet E. Kilkelly
Name:	Janet E. Kilkelly
Title:	City Clerk

[Signature Page – Development and Host Community Agreement]

DEVELOPER:

FHR-ILLINOIS LLC, a Delaware limited liability
company

By:	/s/ Elaine Guidroz
Name:	Elaine Guidroz
Title:	Vice President and Secretary

[Signature Page – Development and Host Community Agreement]

INDEX OF EXHIBITS